Exhibit 10.1

Published CUSIP Number: 22409JAJ8

Revolver CUSIP Number: 22409JAK5

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 17, 2022

among

CRACKER BARREL OLD COUNTRY STORE, INC.,

as Borrower,

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

as Guarantors,

THE LENDERS, SWING LINE BANK AND ISSUING BANKS NAMED HEREIN,

Truist Bank

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

REGIONS BANK,

U.S. BANK NATIONAL ASSOCIATION

and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

BANK OF AMERICA, N.A.,

TRUIST SECURITIES, INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

Schedule I	-	Guarantors
Schedule 1.01	-	Existing Letters of Credit
Schedule 2.01	-	Commitments and Pro Rata Shares
Schedule 2.01A	-	Letter of Credit Commitments
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(p)	-	ERISA Plans and Multiemployer Plans
Schedule 4.01(q)	-	Environmental Disclosure
Schedule 4.01(r)	-	Open Years
Schedule 4.01(t)	-	Owned Real Property
Schedule 4.01(u)	-	Leased Real Property
Schedule 4.01(v)	-	Intellectual Property
Schedule 4.01(aa)	-	Labor and Collective Bargaining Agreements
Schedule 5.02(a)	-	Liens
Schedule 5.02(b)	-	Debt
Schedule 5.02(f)	-	Investments

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Guaranty Supplement
Exhibit E	-	Form of Solvency Certificate
Exhibit F		Form of Notice of Loan Prepayment
Exhibit G		Form of Secured Party Designation Notice
Exhibit H		Form of Letter of Credit Report

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 17, 2022, among CRACKER BARREL OLD COUNTRY STORE, INC., a Tennessee corporation (the “Borrower”), the Guarantors (as hereinafter defined), the lenders who are or may become a party to this Agreement pursuant to the terms hereof (collectively with the lenders party hereto, the “Lenders”), and BANK OF AMERICA, N.A., as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, in such capacity, the “Collateral Agent”) for the Secured Parties (as hereinafter defined) and as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, in such capacity, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS:

The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to amend and restate the Existing Credit Agreement (defined below) in its entirety and to extend certain credit facilities to the Borrower, all on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01        Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2021 Convertible Notes” means the 0.625% convertible senior notes due 2026 issued by the Borrower in the principal amount of $300,000,000 pursuant to that certain Indenture dated as of June 18, 2021 by and between the Borrower and U.S. Bank National Association, as trustee.

“2021 Convertible Notes Trigger Date” means March 16, 2026 (which is the date that is 91 days inside the stated maturity date of the 2021 Convertible Notes), unless the Cash Availability, calculated after given effect to the repayment of the 2021 Convertible Notes (including all amounts outstanding or otherwise accrued and unpaid with respect thereto) in full on such date, would be at least $125,000,000.

“Additional Guarantor” has the meaning specified in Section 8.07.

“Administrative Agency Fee Letter” means the fee letter dated May 12, 2022, between the Borrower and Bank of America.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.01 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Credit Advance, a Swing Line Advance or an L/C Borrowing.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”(as defined in the Master Agreement), and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement), (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party that is a party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party that is a party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Percentage” means the respective percentage per annum determined by reference to the Consolidated Total Leverage Ratio as set forth below:

Level	Consolidated Total Leverage Ratio	Term SOFR Advance	Base Rate Advance	Revolving Credit Commitment Fees
I	Less than 1.00 to 1.00	1.00%	0.00%	0.20%
II	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.25%	0.25%	0.25%
III	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1.50%	0.50%	0.30%
IV	Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	1.75%	0.75%	0.35%
V	Greater than or equal to 3.00 to 1.00	2.00%	1.00%	0.40%

Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date an Officer’s Compliance Certificate is delivered pursuant to Section 5.03(b) or (c); provided, however, that if an Officer’s Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Level V shall apply as of the first Business Day after the date on which such Officer’s Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Officer’s Compliance Certificate is delivered in accordance with Section 5.03(b) or (c), whereupon the Applicable Percentage shall be adjusted based upon the calculation of the Consolidated Total Leverage Ratio contained in such Officer’s Compliance Certificate. The Applicable Percentage shall be based on Level II from the Effective Date until the first Business Day immediately following delivery of the Officer’s Compliance Certificate for the first fiscal quarter end after the Effective Date.

Notwithstanding the foregoing, in the event that any financial statement or the Officer’s Compliance Certificate is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or the Officer’s Compliance Certificate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Percentage for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Sections 2.07 and 2.09. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 2.07(b) and 6.01 nor any of their other rights under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Appropriate Lender” means, at any time, with respect to (a) the Revolving Credit Facility, a Revolving Lender at such time, (b) the Letter of Credit Facility, (i) the Issuing Banks and (ii) if the other Revolving Lenders have made L/C Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Lender and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Revolving Lenders have made Swing Line Advances pursuant to Section 2.20(c) that are outstanding at such time, each such other Revolving Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender Party, (b) an Affiliate of a Lender Party or (c) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Arrangers” means Bank of America, Truist Securities, Inc. and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners, and in each case, any successors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.10), and accepted by the Administrative Agent, in accordance with Section 9.10 and in substantially the form of Exhibit C hereto or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Term SOFR plus 1.0%; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.10(e) or (f) hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower Materials” has the meaning specified in Section 5.03.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under Applicable Law of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases and under which the Borrower or any of its Subsidiaries is the lessee or obligor, excluding any ground leases.

“Cash Availability” means the sum of (A) availability under the Revolving Credit Facility plus (B) unrestricted cash and Cash Equivalents on hand of the Loan Parties.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that (i) is a Lender Party or a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition, (iii) is organized under the laws of the United States or any State thereof and (iv) has combined capital and surplus of at least $1 billion, (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or “A-2” (or the then equivalent grade) by S&P, (d) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition, or (e) any repurchase agreement entered into with either any Lender Party or any other commercial banking institution of the nature referred to in clause (b) of this definition, secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c) of this definition, having a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation thereunder of such Lender Party or other commercial banking institution.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Loan Party or Subsidiary, is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Cash Management Agreement with a Loan Party or Subsidiary, in each case in its capacity as a party to such Cash Management Agreement; provided, that, for any of the foregoing to be included as a “Secured Cash Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following: (a) during any period of 24 consecutive months, commencing before or after the date of this Agreement, Continuing Directors shall cease to constitute a majority of the board of directors of the Borrower because they are neither (i) nominated by those Persons on the Borrower’s board of directors on the Effective Date nor (ii) appointed by directors so nominated; or (b) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Equity or Voting Interests of the Borrower (or other securities convertible into such Equity or Voting Interests) representing 25% or more of the combined voting power of all Equity or Voting Interests of the Borrower; or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or (d) the occurrence of a “change of control”, “change in control” or similar circumstance under any material debt instrument of the Borrower. For the avoidance of doubt, an underwriter, initial purchaser, investor or holder of any Permitted Convertible Indebtedness or Permitted Warrant Transaction, in each case, shall be deemed to not directly or indirectly own the Equity Interests of the Borrower underlying such transactions unless and until such Equity Interests of the Borrower are delivered upon settlement thereof.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account” means an interest bearing account of the Borrower to be designated by the Borrower as the Collateral Account and maintained with the Collateral Agent.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means the Pledge Agreement, the Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Sections 5.01(i) or (j), and any other agreement that creates or purports to create or perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, including under any supplement to the Pledge Agreement.

“Commitment” means a Revolving Credit Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” means this Agreement, any other Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the sole but reasonable discretion of the Administrative Agent, in consultation with Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent, in consultation with Borrower, determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person at such date and (b) all Synthetic Debt of such Person at such date. The term “Consolidated Debt for Borrowed Money” shall not include obligations of such Person under bankers’ acceptances, letters of credit or similar facilities and, for the avoidance of doubt, shall include Permitted Convertible Indebtedness but shall not include Permitted Bond Hedge Transactions or Permitted Warrant Transactions.

“Consolidated EBITDA” means, for any period, the sum of (all determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP for the most recently completed Measurement Period): (a) net income (or net loss), plus (b) without duplication and to the extent deducted in determining such net income (or net loss), the sum of (i) interest expense, (ii) income tax expense, (iii) employee severance expenses not to exceed an aggregate of $5,000,000 over the term of this Agreement, (iv) depreciation and amortization expense, (v) all costs and expenses related to actual or threatened shareholder activism, including but not limited to solicitation of proxies or consents for the election or removal of one or more directors of the Borrower, not to exceed an aggregate of $5,000,000 during any four consecutive fiscal quarter period, and (vi) any other non-cash deductions, including non-cash compensation and non-cash impairment charges (other than any deductions which require or represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior Measurement Period), in each case of the Borrower and its Subsidiaries, minus (c) without duplication and to the extent included in determining such net income (or net loss), the sum of (i) any non-cash gains and (ii) any gains (or plus losses) realized in connection with any disposition of property (other than any gains which represent the reversal of a reserve accrued for the payment of cash charges in any future Measurement Period and any gains from sales of inventory in the ordinary course of business).

“Consolidated Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case, of or by the Borrower and its Subsidiaries for or during such Measurement Period.

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a consolidated basis, without duplication (i) cash interest payable on all Consolidated Debt for Borrowed Money plus (ii) interest expense attributable to Capitalized Leases plus (iii) the net amount payable (or minus the net amount receivable) under interest rate Hedge Agreements during such period (whether or not actually paid or received during such period).

“Consolidated Senior Secured Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt for Borrowed Money (other than Subordinated Debt and unsecured Debt) of the Borrower and its Subsidiaries at such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Total Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries at such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Continuing Directors” means the directors of the Borrower on the Effective Date and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Sections 2.09 or 2.10.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 9.25.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Daily Simple SOFR” means, with respect to any applicable determination date, the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt” of any Person means, without duplication, (a) all Consolidated Debt for Borrowed Money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, other than amounts due for a period not exceeding five (5) Business Days for the purchase of the Borrower’s outstanding common stock as permitted by this Agreement, (h) all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Synthetic Debt of such Person, (j) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of any other Person of the kinds referred to in clauses (a) through (i) of this definition and (k) all Debt referred to in clauses (a) through (i) of this definition of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. The amount of any Debt referred to in clause (j) of this definition shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Debt is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. For the avoidance of doubt, the term “Debt” shall include Permitted Convertible Indebtedness but shall not include obligations under or in connection with any Permitted Bond Hedge Transactions or Permitted Warrant Transactions.

“Debtor Relief Laws” means the Federal Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief related Applicable Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default specified in Section 6.01 or any event that would constitute an Event of Default but for the passage of time or the requirement that written notice be given or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.15(g), any Lender that (a) has failed to fund any portion of the Revolving Credit Advances, participations in Letters of Credit or participations in Swing Line Advances required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless (in the case of a funding of Revolving Credit Advances only) such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any Lender Party any other amount required to be paid by it hereunder within two Business Days of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, or (d) has, or has a direct or indirect parent company that has, (i) become or is insolvent or become the subject of a bankruptcy or insolvency proceeding, or had a receiver, conservator, trustee or custodian appointed for it, or taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (ii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(g)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Issuing Banks, the Swing Line Bank and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject or target of any Sanctions.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.10(b)(iii))

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination. For the avoidance of doubt, “Equity Interests” shall not include Permitted Convertible Indebtedness, Permitted Bond Hedge Transactions or Permitted Warrant Transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraphs (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) a Plan fails to make the minimum required contribution as defined in Section 303(a) of ERISA or applies for a waiver under Section 301(c) of ERISA; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01 (for the avoidance of doubt, with the passage of time or the giving of written notice as specified in Section 6.01 completed).

“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased real property, (b)  any intellectual property for which a perfected Lien thereon is not effected either by filing of a UCC financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c)  any personal property (other than personal property described in clause (b) above or clause (d) below) for which the attachment or perfection of a Lien thereon is not governed by the UCC, (d) the Equity Interests of any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC to the extent not required to be pledged to secure the Secured Obligations pursuant to the Collateral Documents and (e) any property which is subject to a Lien of the type described in Section 5.02(a)(iv) pursuant to documents that prohibit such Loan Party from granting any other Liens in such property.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Guarantor for or the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Guarantor, including under Section 8.09). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12(a) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain credit agreement dated as of September 5, 2018 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Borrower, the guarantors party thereto, the lenders party thereto and Bank of America, as administrative agent thereunder.

“Existing Letters of Credit” means those letters of credit existing on the Effective Date and identified on Schedule 1.01.

“Extended Commitment” means any Commitments the maturity of which shall have been extended pursuant to Section 2.21.

“Extending Lender” means a Lender who has accepted an Extension Offer pursuant to Section 2.21.

“Extension of Credit” means the making of an Advance or an L/C Credit Extension.

“Facility” means the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“FATCA” means Sections 1471 through 1474 of the Code (as of the date hereof), or any amended or successor version that is substantively comparable and not materially more onerous to comply with, and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions), any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements implementing the foregoing.

“Federal Bankruptcy Code” means Title 11 of the United States Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means, collectively, (a) the Administrative Agency Fee Letter, (b) the Wells Fargo Fee Letter and (c) the Truist Fee Letter.

“Fiscal Year” means the regular reporting year of the Borrower and its consolidated Subsidiaries ending on the Friday nearest July 31st in any calendar year (subject to any change permitted pursuant to Section 5.02(i)(ii)).

“Foreign Benefit Arrangement” has the meaning specified in Section 4.01(p)(vi).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” has the meaning specified in Section 4.01(p)(vi).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to such Issuing Bank shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Line Bank, such Defaulting Lender’s Pro Rata Share of Swing Line Advances other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Line Bank shall have been provided in accordance with the terms hereof.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantors” means (a) collectively, all of the wholly-owned Domestic Subsidiaries of the Borrower listed on Schedule I hereto and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i) and (b) with respect to Secured Obligations under Secured Cash Management Agreements and Secured Hedge Agreements owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Section 8.09) under the Guaranty, the Borrower.

“Guaranty” means the guaranty set forth in Article VIII together with each other guaranty and Guaranty Supplement delivered pursuant to Section 5.01(i), in each case as amended, amended and restated, modified or otherwise supplemented.

“Guaranty Supplement” has the meaning specified in Section 8.07.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, toxic mold and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time. For the avoidance of doubt, “Hedge Agreements” shall not include any Permitted Convertible Indebtedness, Permitted Bond Hedge Transactions or Permitted Warrant Transactions.

“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement required by or permitted under Article V, is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in its capacity as a party to such Hedge Agreement or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Effective Date), is party to a Hedge Agreement required by or permitted under Article V; provided, that, for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Information” has the meaning specified in Section 9.11.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Period” means, for each Term SOFR Advance comprising part of the same Borrowing, the period commencing on the date of such Term SOFR Advance or the date of the Conversion of any Base Rate Advance into such Term SOFR Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months (in each case, subject to availability), as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)                no Interest Period for any Advance under a Facility shall extend beyond the Termination Date for such Facility;

(b)              Interest Periods commencing on the same date for Term SOFR Advances comprising part of the same Borrowing shall be of the same duration;

(c)              whenever the last day of any Interest Period would otherwise occur on away other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)            whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Inventory” of any Person means all such Person’s inventory in all of its forms, including, without limitation, (a) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (b) goods in which such Person has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Person has an interest or right as consignee) and (c) goods that are returned to or repossessed or stopped in transit by such Person, and all accessions thereto and products thereof and documents therefor.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (i) or (j) of the definition of “Debt” in respect of such Person. The amount of any Investment shall be the original principal or capital amount thereof less the sum of (a) all cash returns of principal or equity thereon and (b) in the case of any guaranty, any reduction in the aggregate amount of liability under such guaranty to the extent that such reduction is made strictly in accordance with the terms of such guaranty (and, in each case, without adjustment by reason of the financial condition of such other Person).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means each of Bank of America and Wells Fargo Bank, National Association, in its capacity as an issuing bank hereunder, or any successor thereto, and with respect to a particular Letter of Credit, means Bank of America or Wells Fargo Bank, National Association, in its capacity as issuer of such Letter of Credit, or any successor issuer thereof.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share of the Revolving Credit Facility.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Collateral Account” means an interest bearing account of the Borrower to be designated by the Borrower as the L/C Collateral Account and maintained with the Collateral Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including all L/C Borrowings). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Leased Real Properties” means those properties listed in Schedule 4.01(u).

“Lender Party” means any Lender, any Issuing Bank or the Swing Line Bank.

“Lenders” has the meaning specified in the introductory paragraph hereof.

“Lending Office” means, as to the Administrative Agent, the Issuing Bank or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Commitment” means, with respect to each Issuing Bank at any time, the amount set forth opposite the name of such Issuing Bank on Schedule 2.01A under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into an Assignment and Assumption, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.10(c) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Termination Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Facility” means, at any time, an amount equal to the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time. The Letter of Credit Facility shall be the lesser of (a) $75,000,000 and (b) the amount of the Revolving Credit Facility. The Letter of Credit Facility is (and the Letter of Credit Commitments are) part of, and not in addition to, the Revolving Credit Facility.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Report” means a certificate substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, deed of trust, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement relating to such asset.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letters, (f) each Issuer Document, and (g) any agreement creating or perfecting rights in cash collateral pursuant to the provisions hereof, and each other document, instrument, certificate and agreement executed and delivered by the Loan Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrower and the Guarantors.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower and its subsidiaries, taken as a whole.

“Material Adverse Effect” means any event, condition or circumstance, individually or in the aggregate, that has had, or could reasonably be expected to have, a material adverse effect on (a) the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

“Material Contract” means any contract where the failure by any party thereto to perform its obligations thereunder could be reasonably likely to have a Material Adverse Effect.

“Material Subsidiary” means any wholly-owned Domestic Subsidiary of the Borrower that, together with its Subsidiaries, (a) generates more than five percent (5%) of Consolidated EBITDA (on a pro forma basis) for the most recently completed four consecutive fiscal quarters of the Borrower or (b) has total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than five percent (5%) of the total assets of the Borrower and its Subsidiaries, on a consolidated basis as of the end of the most recent four (4) fiscal quarters; provided, however, that if at any time there are wholly-owned Domestic Subsidiaries which are not classified as “Material Subsidiaries” but which collectively (i) generate more than ten percent (10%) of Consolidated EBITDA (on a pro forma basis) or (ii) have total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than ten percent (10%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis, then the Borrower shall promptly designate one or more of such wholly-owned Domestic Subsidiaries as Material Subsidiaries and cause any such wholly-owned Domestic Subsidiaries to comply with the provisions of Section 5.01(i) such that, after such wholly-owned Domestic Subsidiaries become Guarantors hereunder, the wholly-owned Domestic Subsidiaries that are not Guarantors shall (A) generate less than ten percent (10%) of Consolidated EBITDA and (B) have total assets of less than ten percent (10%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date or, if less than four consecutive fiscal quarters of the Borrower have been completed since the date of the Initial Extension of Credit, the fiscal quarters of the Borrower that have been completed since the date of the Initial Extension of Credit.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” means any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 9.02, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iv).

“Non-Qualified Deferred Compensation Plan” means the Borrower’s 2005 Non-Qualified Savings Plan effective January 1, 2009.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, L/C Advances and Swing Line Advances made by such Lender, as amended, endorsed or replaced.

“Notice of Borrowing” means a notice of (a) a Borrowing, (b) a conversion of Advances from one Type to the other, or (c) a continuation of Term SOFR Advances, pursuant to Section 2.09(a), which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Loan Prepayment” means a notice of prepayment with respect to an Advance, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Loan Party, any payment, performance or other obligation of such Loan Party of any kind under the Loan Documents, including, without limitation, any liability of such Loan Party on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, reimbursement amounts, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document (including interest, expenses, commissions and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses, commissions and fees are allowed claims in such proceeding) and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer required to be delivered pursuant to Section 5.03(b) or (c), as the case may be.

“Open Year” has the meaning specified in Section 4.01(r)(iii).

“Other Taxes” means all present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by a Loan Party hereunder or under any Loan Documents or from the execution, delivery or registration of, performance under, enforcement of or otherwise with respect to, this Agreement or any other Loan Documents.

“Owned Real Properties” means those properties listed in Schedule 4.01(t).

“Participant” has the meaning specified in Section 9.10(d).

“Participant Register” has the meaning specified in Section 9.10(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor agency).

“Permitted Bond Hedge Transactions” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock in the Borrower) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled upon exercise in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the purchase price for such Permitted Bond Hedge Transactions, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transactions, does not exceed the net proceeds received by the Borrower from the issuance of such Permitted Convertible Indebtedness in connection with such Permitted Bond Hedge Transactions.

“Permitted Convertible Indebtedness” means unsecured Debt of the Borrower that (a) as of the date of issuance thereof contains customary conversion or exchange rights (as applicable) and offer to repurchase rights for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith) and (b) is convertible or exchangeable into common stock in the Borrower (or other securities or property following a merger event, reclassification or other change to the common stock in the Borrower), cash or a combination thereof (such amount of cash determined by reference to the price of such common stock or such other securities or property), and cash in lieu of fractional shares of common stock (it being understood that “Permitted Convertible Indebtedness” shall include unsecured Debt represented by the 2021 Convertible Notes).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 60 days or are being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(g); and (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligation, surety and appeal bonds and other obligations of a like nature, in each case in the ordinary course of business.

“Permitted Senior Notes” has the meaning assigned thereto in Section 5.02(b)(iv).

“Permitted Warrant Transactions” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change to the common stock in Borrower) sold by the Borrower substantially concurrently with any purchase by the Borrower of related Permitted Bond Hedge Transactions and the performance by the Borrower of its obligations thereunder, and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of such common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 5.03.

“Pledge Agreement” means the Amended and Restated Pledge Agreement executed by the Loan Parties in favor of the Collateral Agent for the ratable benefit of the Secured Parties, dated as of the Effective Date (together with each other pledge agreement and pledge agreement supplement delivered pursuant to Section 5.01(i) or otherwise), as amended, restated supplemented or otherwise modified from time to time.

“Pledged Shares” has the meaning specified in the Pledge Agreement.

“Post Petition Interest” has the meaning specified in Section 8.08(b).

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Rata Share” of any amount with respect to the Revolving Credit Facility means, with respect to any Lender at any time, the product of such amount times a percentage (carried out to the ninth decimal place) equal to the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Sections 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) divided by the amount of the Revolving Credit Facility at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Sections 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination). The initial Pro Rata Share of each Lender with respect to each Revolving Credit Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable. The Pro Rata Shares shall be subject to adjustment as provided in Section 2.15.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 5.03.

“Punch Bowl” means PBS Holdco, LLC, a Delaware limited liability company.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 9.25.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property Lease” means all of the leases of real property under which any Loan Party or any of its Subsidiaries is the lessor or the lessee from time to time.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 9.10(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders owed or holding more than 50% in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, and (iii) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and L/C Borrowings owing to the Issuing Banks and the Available Amount of each Letter of Credit shall be considered to be held by the Lenders ratably in accordance with their respective Revolving Credit Commitments. This definition is subject to Section 2.19.

“Rescindable Amount” has the meaning specified in Section 2.11(e).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, executive vice president, senior vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Revolving Credit Advance” has the meaning specified in Section 2.01.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type and, in the case of Term SOFR Advances, having the same Interest Period, made by the Revolving Lenders.

“Revolving Credit Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Advances to the account of the Borrower hereunder, purchase participations in L/C Obligations and purchase participations in Swing Line Advances, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register as its Revolving Credit Commitment, as such amount may be modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, purchase participations in L/C Obligations and purchase participations in Swing Line Advances, as such amount may be modified at any time or from time to time pursuant to the terms hereof. As of the Effective Date, the aggregate Revolving Credit Commitments are $700,000,000.

“Revolving Credit Commitment Fee” has the meaning specified in Section 2.08(a).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“Revolving Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated or have expired pursuant hereto, that holds Revolving Credit Advances or participation interests in L/C Obligations or Swing Line Advances.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Loan Party or any of its Subsidiaries or its Controlled Affiliates.

“Scheduled Unavailability Date” has the meaning specified in Section 2.19.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement required by or permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations of any Loan Party under any Loan Document and (b) all existing or future payment and other obligations owing by any Loan Party under (i) any Secured Hedge Agreement (other than, with respect to any Guarantor, any Excluded Swap Obligation with respect to such Guarantor) and (ii) any Secured Cash Management Agreement.

“Secured Parties” means the Agents, the Lender Parties, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 7.05, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit G.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of the Effective Date, executed in favor of the Collateral Agent by each of the Loan Parties.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10% (10.0 basis points).

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date, after giving effect to any transaction contemplated to be consummated as of such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” shall mean each Loan Party that is, at the time on which the relevant guarantee or grant of the relevant security interest under the Credit Documents by such Loan Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 8.09.

“Subordinated Debt” means Debt incurred by the Borrower and its Subsidiaries which by its terms (a) is subordinated in right of payment to the prior payment of the Obligations and (b) contains other terms, including, without limitation, standstill, interest rate, maturity and amortization, and insolvency-related provisions, in all respects reasonably acceptable to the Administrative Agent.

“Subordinated Obligations” has the meaning specified in Section 8.08.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Notwithstanding the foregoing, Punch Bowl and its Subsidiaries (if any) shall not be considered Subsidiaries of the Borrower or of any Subsidiary of the Borrower for so long as the Borrower and its Subsidiaries own not more than 50% of the voting Equity Interests in Punch Bowl on a fully diluted basis and Punch Bowl and its Subsidiaries are not consolidated with the Borrower and the Borrower’s Subsidiaries in accordance with GAAP.

“Successor Rate” has the meaning specified in Section 2.19.

“Supported QFC” has the meaning specified in Section 9.25.

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before giving effect to the Initial Extension of Credit that remains outstanding immediately after giving effect to the Initial Extension of Credit, other than intercompany debt between or among them.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.20(a) or (b) any Lender pursuant to Section 2.20(c).

“Swing Line Bank” means Bank of America, in its capacity as swing line bank hereunder, or any successor thereto.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.20.

“Swing Line Commitment” means, with respect to the Swing Line Bank at any time, an amount the lesser of (a) $25,000,000 and (b) the amount of the Revolving Credit Facility, as such amount may be adjusted from time to time in accordance with this Agreement.

“Swing Line Facility” means, at any time, an amount equal to the amount of the Swing Line Bank’s Swing Line Commitment at such time. The Swing Line Facility and the Swing Line Commitment are part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of Debt, all (a) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that functions primarily as a borrowing).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges, assessments, withholdings (including backup withholdings), fees or other charges, and all liabilities (including interest and penalties) with respect thereto, imposed by any Governmental Authority.

“Term SOFR” means:

(a)       for any Interest Period with respect to a Term SOFR Advance, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)       for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Advance” means an Advance that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 2.19.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Termination Date” means the earlier of (a) with respect to the Revolving Credit Facility, the earlier of June 17, 2027 and the date of termination in whole of the Revolving Credit Commitments pursuant to Sections 2.05 or 6.01, (b) with respect to the Swing Line Facility and the Letter of Credit Facility, the earlier of June 17, 2027 and the date of termination in whole of the Swing Line Facility or the Letter of Credit Facility, as the case may be, in each case pursuant to Sections 2.05 or 6.01; provided that, if maturity is extended pursuant to Section 2.21, such extended maturity date as determined pursuant to such Section 2.21, and (c) the 2021 Convertible Notes Trigger Date.

“Transaction” means, collectively, (a) the amendment and restatement of the Existing Credit Agreement on the terms set forth herein and the payment of accrued interest and fees under the Existing Credit Agreement on the date hereof, (b) the Initial Extension of Credit, (c) the payment of fees, commissions and expenses in connection with each of the foregoing and (d) the other transactions contemplated by the Loan Documents.

“Truist Fee Letter” means the fee letter dated June 17, 2022, between the Borrower and Truist Securities, Inc.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at Term SOFR.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unused Revolving Credit Commitment” means, with respect to any Lender at any time an amount equal to (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and L/C Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (without duplication of any amount described in the preceding clause (i)) (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all L/C Borrowings made by the Issuing Bank pursuant to Section 2.03(b) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.20 and outstanding at such time. For the avoidance of doubt, such Lender’s Pro Rata Share of the amounts in clauses (b)(ii)(B) and (b)(ii)(C) of this definition shall be reduced on a dollar-for-dollar basis by the amount of L/C Advances or Swing Line Advances, as applicable, made by such Lender, as described in clause (b)(i) of this definition.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Special Resolutions Regimes” has the meaning specified in Section 9.25.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo Fee Letter” means the fee letter dated June 17, 2022, among the Borrower, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02        Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03        Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 5.03(b), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Borrower’s audited financial statements for the fiscal year ended July 28, 2017 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

SECTION 1.04        UCC Terms. Terms defined in the UCC in effect on the Effective Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.05        Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.06        References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.07        Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

SECTION 1.08        Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Article II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT

SECTION 2.01        Revolving Credit Advances.

Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Business Day after the date of Initial Extension of Credit until the Termination Date in respect of the Revolving Credit Facility in an amount for each such Revolving Credit Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be, in the case of a Term SOFR Advance, in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or, in the case of a Base Rate Advance, in an aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof (other than a Revolving Credit Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding L/C Borrowings) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.06(a) and re-borrow under this Section 2.01.

SECTION 2.02        Making the Advances.

(a)                     Except as otherwise provided in Sections 2.03 or 2.20, each Borrowing shall be made on notice, given by the Borrower to the Administrative Agent (which shall give to each Appropriate Lender prompt notice thereof), which notice may be given by: (A) telephone or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing. Each such Notice of Borrowing must be received by the Administrative Agent not later than 11:00 A.M. on (i) the second Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term SOFR Advances or (ii) the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances. Each such Notice of Borrowing and each telephonic notice must specify therein the requested (i) date of such Borrowing, (ii) the Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Term SOFR Advances, the initial Interest Period for each such Advance. Each Appropriate Lender shall, before 11:00 A.M. in the case of a Borrowing consisting of Term SOFR Advances and 2:00 P.M. in the case of a Borrowing consisting of Base Rate Advances, in each case on the date of such Borrowing, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower, in like funds as received by the Administrative Agent, either by (i) crediting the Borrower’s Account with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any L/C Borrowings outstanding at such time, together with interest accrued and unpaid thereon to and as of such date.

(b)                     Anything in Section 2.02(a) to the contrary notwithstanding, (i) subject to receipt by the Administrative Agent not later than 11:00 A.M. on the second Business Day prior to the Effective Date of (A) a Notice of Borrowing and (B) an executed Term SOFR indemnification letter in form and substance reasonably satisfactory to the Administrative Agent, the initial Borrowing hereunder may be a one-month Term SOFR Advance, (ii) the Borrower may not select Term SOFR Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Term SOFR Advances shall then be suspended pursuant to Sections 2.09 or 2.10, and (iii) the Revolving Credit Advances may not be outstanding as part of more than five separate Borrowings.

(c)                     Each Notice of Borrowing shall be irrevocable and binding on the Borrower.

(d)                     Unless the Administrative Agent shall have received written notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment (or, in the case of any Borrowing of Base Rate Advances, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the greater of (A) the Federal Funds Rate plus 1/2 of 1% and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(e)                     The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)                      Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Advances in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g)                With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

SECTION 2.03        Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)           The Letter of Credit Facility.

(i)                 Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided, that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the aggregate outstanding amount of all Revolving Credit Advances, L/C Obligations and Swing Line Advances shall not exceed the Revolving Credit Facility, (x) the aggregate outstanding Revolving Credit Advances and funded and unfunded participations in L/C Obligations and Swing Line Advances of any Lender shall not exceed such Lender’s Revolving Credit Commitment, (y) the outstanding amount of the L/C Obligations shall not exceed the Letter of Credit Facility and (z) the outstanding amount of L/C Obligations of any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

(ii)               The Issuing Banks shall not issue any Letter of Credit if (A) subject to Section 2.03(b)(iv), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or (B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii)             The Issuing Banks shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any Applicable Law with respect to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, (C) except as otherwise agreed by the Administrative Agent and the Issuing Bank, the Letter of Credit is in an initial stated amount less than $50,000, (D) the Letter of Credit is to be denominated in a currency other than Dollars, (E) any Revolving Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.15(c)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion, or (F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)              The Issuing Banks shall not amend any Letter of Credit if the Issuing Banks would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)                The Issuing Banks shall be under no obligation to amend any Letter of Credit if (A) the Issuing Banks would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)              Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Banks shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VII with respect to any acts taken or omissions suffered by the Issuing Banks in connection with Letters of Credit issued by them or proposed to be issued by them and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VII included the Issuing Banks with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.

(b)                Procedure for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                 Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower, and, with respect to any Letter of Credit to be issued for the account of a Subsidiary, such Subsidiary. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 12:00 p.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Issuing Bank may reasonably require. Additionally, the Borrower shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may reasonably require.

(ii)               Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless such Issuing Bank has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share of the Revolving Credit Commitment times the amount of such Letter of Credit.

(iii)             Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(iv)              If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Article III is not then satisfied, and in each such case directing the applicable Issuing Bank not to permit such extension.

(c)                Drawings and Reimbursements; Funding of Participations.

(i)                 Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 12:00 p.m. on the first Business Day immediately following the date of any payment by an Issuing Bank under a Letter of Credit with notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse, or cause to be reimbursed, such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse, or cause to be reimbursed, such Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share of the Revolving Credit Commitment thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing that is a Base Rate Advance to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Advances, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)               Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply cash collateral provided for this purpose) for the account of the applicable Issuing Bank at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Revolving Credit Commitment of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii)             With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing that is a Base Rate Advance because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)              Until each Revolving Lender funds its Revolving Credit Advance or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Pro Rata Share of the Revolving Credit Commitment of such amount shall be solely for the account of the Issuing Bank.

(v)                Each Revolving Lender’s obligation to make Revolving Credit Advances or L/C Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuing Bank, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each Revolving Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 3.02 (other than delivery by the Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse an Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)              If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Credit Advance included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)                Repayment of Participations.

(i)                 At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Share of the Revolving Credit Commitment thereof in the same funds as those received by the Administrative Agent.

(ii)               If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 9.07 (including pursuant to any settlement entered into by an Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share of the Revolving Credit Commitment thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Banks for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document; (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) waiver by an Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by an Issuing Bank which does not in fact materially prejudice the Borrower; (v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft; (vi) any payment made by an Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable; (vii) any payment by an Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against such Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)                 Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, each Issuing Bank shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in Section 2.03(e); provided, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and an Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by such Issuing Bank’s willful misconduct, bad faith or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and an Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. An Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)                Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and an Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including Applicable Law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)                Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Pro Rata Share of the Revolving Credit Commitment a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Percentage for Term SOFR Advances times the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (i) due and payable quarterly on the last Business Day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Percentage for Term SOFR Advances during any quarter, the daily amount available to be drawn under each Letter of Credit for such quarter shall be computed and multiplied by the Applicable Percentage for Term SOFR Advances separately for each period during such quarter that such Applicable Percentage for Term SOFR Advances was in effect.

(i)                 Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks. The Borrower shall pay directly to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by it, at the rate per annum specified in the applicable Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable quarterly on or prior to the date that is ten (10) Business Days following the last Business Day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrower shall pay, or cause to be paid, directly to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j)                 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)                 Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i)                 reasonably prior to the time that such Issuing Bank issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)               on each Business Day on which such Issuing Bank makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)             on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment;

(iv)              on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank; and

(v)                for so long as any Letter of Credit issued by an Issuing Bank is outstanding, such Issuing Bank shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank.

SECTION 2.04        Repayment of Advances.

The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Lenders on the Termination Date in respect of the Revolving Credit Facility the aggregate principal amount of the Revolving Credit Advances (including all Revolving Credit Advances made in connection with participations by the Lenders in Letters of Credit and Swing Line Advances) then outstanding.

SECTION 2.05        Termination or Reduction of the Commitments.

(a)                     Optional. The Borrower may upon at least five Business Days’ written notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Facility, the Letter of Credit Facility, and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Revolving Credit Commitments under such Facility. Any such termination or reduction of the Unused Revolving Credit Commitments shall be permanent.

(b)                     Mandatory. The Revolving Credit Commitment shall terminate on the Termination Date for the Revolving Credit Facility.

SECTION 2.06        Prepayments.

(a)                     Optional. The Borrower may, upon delivery of a Notice of Loan Prepayment to the Administrative Agent, and upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Term SOFR Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such Notice of Loan Prepayment is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) if any prepayment of a Term SOFR Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 2.10(g).

(b)                     Mandatory.

(i)            The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances, the L/C Borrowings and the Swing Line Advances and (if applicable pursuant to Section 2.06(b)(iv)) deposit an amount in the Collateral Account in an amount equal to the amount by which (1) the sum of the aggregate principal amount of (w) the Revolving Credit Advances plus (x) the L/C Borrowings plus (y) the Swing Line Advances then outstanding plus (z) the aggregate Available Amount of all Letters of Credit then outstanding exceeds (2) the Revolving Credit Facility on such Business Day.

(ii)          The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(iii)        Prepayments of any Revolving Credit Facility made pursuant to Section 2.06(b)(i) shall be made without reduction in the Revolving Credit Commitments or the Letter of Credit Facility, and such prepayments of the Revolving Credit Facility shall be first applied to prepay L/C Borrowings then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, and third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the Lenders, as applicable.

(iv)         All prepayments under this Section 2.06(b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 2.10(g). If any payment of Term SOFR Advances otherwise required to be made under this Section 2.06(b) would be made on a day other than the last day of the applicable Interest Period therefor, the Borrower may direct the Administrative Agent to (and if so directed, the Administrative Agent shall) deposit such payment in the Collateral Account until the last day of the applicable Interest Period at which time the Administrative Agent shall apply the amount of such payment to the prepayment of such Advances; provided, however, that such Advances shall continue to bear interest as set forth in Section 2.07 until the last day of the applicable Interest Period therefor.

SECTION 2.07        Interest.

(a)                     Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last Business Day of each April, July, October and January during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)          Term SOFR Advances. During such periods as such Advance is a Term SOFR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) Term SOFR for such Interest Period for such Advance plus (B) the Applicable Percentage in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term SOFR Advance shall be Converted or paid in full.

(b)                     Default Interest. Upon the occurrence and during the continuance of a Default under Sections 6.01(a) or 6.01(f) or an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in Sections 2.07(a)(i) or (ii), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to Sections 2.07(a)(i) or (ii), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to Sections 2.07(a)(i) or (ii), as applicable, and, in all other cases, on Base Rate Advances pursuant to Section 2.07(a)(i); provided, however, that (x) following the acceleration of the Advances, or the giving of notice by the Administrative Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent and (y) at any time after the payment of Default Interest has been required, the Required Lenders may, if they so determine, rescind the accrual or payment of any or all Default Interest.

(c)                     Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of Interest Period, the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clauses (i) or (ii) of Section 2.06(a).

SECTION 2.08        Fees.

(a)                     Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders a commitment fee (the “Revolving Credit Commitment Fee”), from and including the Effective Date, in the case of each Person that is a Revolving Lender as of the Effective Date, and from and including the effective date specified in the Assignment and Assumption pursuant to which it became a Revolving Lender, in the case of each other Revolving Lender, until the Termination Date in respect of the Revolving Credit Commitment, payable in arrears, quarterly, as invoiced by the Administrative Agent on or before the due date, on the last Business Day of each April, July, October and January, commencing July 31, 2022, and on the Termination Date in respect of the Revolving Credit Commitment, at the Applicable Percentage in respect of the Revolving Credit Commitment Fees on the actual daily Unused Revolving Credit Commitment of such Revolving Lender; provided, however, that outstanding Swing Line Advances shall not constitute usage of the Revolving Credit Commitments for purposes of calculating the foregoing.

(b)                     Other Fees. The Borrower shall pay to the Administrative Agent and each Arranger, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letters, as applicable.

SECTION 2.09        Conversion of Advances.

(a)                     Optional. The Borrower may on any Business Day, upon notice to the Administrative Agent, which notice may be given by (A) telephone or (B) a Notice of Borrowing; (provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing) not later than 11:00 A.M. on the second Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that this Section 2.09(a) shall not apply to Swing Line Advances; and provided further that except as provided in Section 2.10(f), any Conversion of Term SOFR Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Term SOFR Advances, any Conversion of Base Rate Advances into Term SOFR Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Term SOFR Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)                     Mandatory.

(i)            If the Borrower shall fail to select the duration of any Interest Period for any Term SOFR Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Term SOFR Advance will automatically, on the last day of the then existing Interest Period therefor, continue as a Term SOFR Advance with an Interest Period of one (1) month.

(ii)          Upon the occurrence and during the continuance of any Default, (A) each Term SOFR Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Term SOFR Advances shall be suspended, unless in any such case the Required Lenders shall otherwise agree.

SECTION 2.10        Increased Costs; Changed Circumstances; Indemnity.

(a)                     Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or the Issuing Bank;

(ii)          subject any Lender or the Issuing Bank to any tax of any kind whatsoever on or with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Advance made by it, its deposits, reserves, other liabilities or capital attributable thereto or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.12 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)        impose on any Lender or the Issuing Bank any other condition, cost or expense affecting this Agreement or Term SOFR Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, Converting into or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Bank, the Borrower shall promptly pay to any such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                     Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, below the level that such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or the Issuing Bank the Borrower shall promptly pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                     Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)                     Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                Inability to Determine Rates. Subject to Section 2.19, if in connection with any request for a Term SOFR Advance or a conversion of Base Rate Advances to Term SOFR Advances or a continuation of any of such Advances, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.19, and the circumstances under clause (i) of Section 2.19 or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Advance or in connection with an existing or proposed Base Rate Advance, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Advance does not adequately and fairly reflect the cost to such Lenders of funding such Advance, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Advances, or to convert Base Rate Advances to Term SOFR Advances, shall be suspended (to the extent of the affected Term SOFR Advances or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.10(e), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice (which the Administrative Agent agrees promptly to do upon determination by the Administrative Agent that the circumstances giving rise to such notice no longer exist (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.10(e), upon Administrative Agent’s receipt of such instruction from the Required Lenders)). Upon receipt of such notice, (1) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Advances (to the extent of the affected Term SOFR Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein and (2) any outstanding Term SOFR Advances shall be deemed to have been converted to Base Rate Advances immediately at the end of their respective applicable Interest Period.

(f)                      Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Advances whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Advances or to convert Base Rate Advances to Term SOFR Advances shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Advances the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Advances of such Lender to Base Rate Advances (the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Advance to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Advance and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR or Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.10(g).

(g)                Compensation for Losses. Within ten (10) days after written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of: (i) any continuation, conversion, payment or prepayment of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (ii) any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower, or (iii) any assignment of a Term SOFR Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.17, excluding any loss of anticipated profits, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

SECTION 2.11        Payments and Computations.

(a)                     The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.10(c), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                     The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c)                     All computations of interest based on the Base Rate (including Base Rate Advances determined by reference to Term SOFR) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest, fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)                     Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term SOFR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)                     Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate. Furthermore, with respect to any payment that the Administrative Agent makes for the account of the Lenders or the Issuing Banks hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                      The obligations of the Lenders hereunder to make Advances, to fund participations in Letters of Credit and Swing Line Advances and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Advance, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance, to purchase its participation or to make its payment under Section 9.03(c).

(g)                     Whenever any payment received by the Administrative Agent under this Agreement, any of the other Loan Documents, any Secured Hedge Agreement or any Secured Cash Management Agreement is insufficient to pay in full all amounts due and payable to the Agents, the Lender Parties, the Hedge Banks and the Cash Management Banks under or in respect of this Agreement, the other Loan Documents, the Secured Cash Management Agreement and the Secured Hedge Agreement on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i)            first, to the payment of that portion of the Secured Obligations constituting fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii)          second, to the payment of that portion of the Secured Obligations constituting fees, indemnification payments, costs and expenses that are due and payable to the Issuing Bank and the Swing Line Bank (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Bank and the Swing Line Bank on such date;

(iii)        third, to the payment of that portion of the Secured Obligations constituting indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 9.03 hereof, Section 14 of the Pledge Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv)         fourth, to the payment of that portion of the Secured Obligations constituting amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v)           fifth, to the payment of that portion of the Secured Obligations constituting fees that are due and payable to the Lenders under Section 2.08(a) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vi)         sixth, to the payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Advances under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vii)       seventh, to the payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii)     eighth, ratably to (A) the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date, (B) the payment of all amounts due and payable under each Secured Hedge Agreement and (C) the payment of all amounts due and payable under each Secured Cash Management Agreement; and

(ix)         ninth, to the payment of all other Secured Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date.

If the Administrative Agent receives funds for application to the Secured Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (A) the aggregate principal amount of all Advances outstanding at such time and (B) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Secured Obligations then owing to such Lender Party. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VII for itself and its Affiliates as if a “Lender” party hereto.

SECTION 2.12        Taxes.

(a)                     Payment of Taxes. Any and all payments by or on account of any Obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes; provided that if the Administrative Agent, the Borrower or any other Loan Party shall be required by Applicable Law to deduct any Indemnified Taxes from such payments, then (i) the sum payable by such Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12(a)) the Administrative Agent, the applicable Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or the Administrative Agent shall make such deductions and (iii) such Loan Party or the Administrative Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)                     Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 2.12(a), each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)                     Indemnification. Each Loan Party shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12(c)) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the applicable Loan Party shall not be obligated to indemnify the Administrative Agent, any Lender or the Issuing Bank for any amount in respect of any such penalties, interest or reasonable expenses if written demand therefor was not made by the Administrative Agent, such Lender or the Issuing Bank within 180 days from the date on which such party makes payment for such penalties, interest or expenses; provided further that the foregoing limitation shall not apply to any such penalties, interest or reasonable expenses arising out of the retroactive application of any such Indemnified Tax or Other Tax. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. The Loan Parties shall also indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for any amount which a Lender or the Issuing Bank for any reason fails to pay indefeasibly to the Administrative Agent as required by Section 2.12(g); provided that, such Lender or the Issuing Bank, as the case may be, shall indemnify the applicable Loan Party to the extent of any payment the applicable Loan Party makes to the Administrative Agent pursuant to this sentence. In addition, the Loan Parties shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) Business Days after demand therefor, for any incremental Taxes that may become payable by such Administrative Agent, Lender (or its beneficial owners) or Issuing Bank as a result of any failure of any Loan Party to pay any Taxes when due to the appropriate Governmental Authority or to deliver to such Administrative Agent, pursuant to Section 2.12(d), documentation evidencing the payment of Taxes.

(d)                     Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                     Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)          duly completed copies of IRS Form W-8ECI;

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv)         any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to United States Federal withholding Tax imposed by FATCA if such Lender fails to comply with any requirements of FATCA (including those contained in sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. To the extent that the relevant documentation provided pursuant to this Section 2.12(e) is rendered obsolete or inaccurate in any respect, each Lender shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                      Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.12 (including additional amounts paid by a Loan Party pursuant to this Section 2.12), it shall pay to the applicable indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable indemnifying party, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over pursuant to this Section 2.12 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.12(f), in no event will the Administrative Agent, the Issuing Bank or any Lender be required to pay any amount to an indemnifying party pursuant to this Section 2.12(f) the payment of which would place the Administrative Agent, Issuing Bank or Lender in a less favorable net after-Tax position than the Administrative Agent, Issuing Bank or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.12(f) shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)                     Indemnification of the Administrative Agent. Each Lender and the Issuing Bank shall indemnify the Administrative Agent within ten (10) Business Days after demand therefor, for the full amount of any Taxes attributable to such Lender or Issuing Bank that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under any Loan Document against any amount due to the Administrative Agent under this Section 2.12(g). The agreements in Section 2.12(g) shall survive the resignation and/or replacement of the Administrative Agent.

(h)                     Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitments.

SECTION 2.13        Sharing of Payments, Etc.. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.10) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.14        Use of Proceeds. The proceeds of the Revolving Credit Advances and the Swing Line Advances and the issuance of the Letters of Credit shall be used for the account of the Borrower to repay certain existing Debt of the Borrower and its Subsidiaries (including, without limitation, the Existing Credit Agreement), ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries.

SECTION 2.15        Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)                     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(b)                     Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 9.04), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank and/or the Swing Line Bank hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank and/or the Swing Line Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Advance or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Borrowing in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Issuing Bank or Swing Line Bank as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, the Issuing Bank or Swing Line Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Advance or funded participations in Swing Line Advances or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Advance or funded participations in Swing Line Advances or Letters of Credit were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Advances of, and funded participations in Swing Line Advances or Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Credit Advances of, or funded participations in Swing Line Advances or Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                     Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Revolving Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Advances pursuant to Sections 2.20(c) and 2.03(c), the Pro Rata Share of each Non-Defaulting Lender in respect of the Revolving Credit Facility shall be computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender; provided that the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Advances shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that Non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Credit Advances of such Lender. Subject to Section 9.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)                     Cash Collateral for Letters of Credit. Promptly on demand by the Issuing Bank or the Administrative Agent from time to time, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Bank (after giving effect to Section 2.15(c)) on terms reasonably satisfactory to the Administrative Agent and the Issuing Bank (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of the Issuing Bank) for the payment and performance of each Defaulting Lender’s Pro Rata Share of outstanding L/C Borrowings. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank immediately for each Defaulting Lender’s Pro Rata Share of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(e)                     Prepayment of Swing Line Advances. Promptly on demand by the Swing Line Bank or the Administrative Agent from time to time, the Borrower shall prepay Swing Line Advances in an amount of all Fronting Exposure with respect to the Swing Line Bank (after giving effect to Section 2.15(c)).

(f)                      Certain Fees. For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any Revolving Credit Commitment Fee pursuant to Section 2.08(a) (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any letter of credit commissions pursuant to Section 2.03 otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the Issuing Bank pursuant to Section 2.15(d), but instead, the Borrower shall pay to the Non-Defaulting Lenders the amount of such letter of credit commissions in accordance with the upward adjustments in their respective Pro Rata Shares in respect of the Revolving Credit Facility allocable to such Letter of Credit pursuant to Section 2.15(c), with the balance of such fee, if any, payable to the Issuing Bank for its own account.

(g)                     Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Bank and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Revolving Credit Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares of the Revolving Credit Commitments (without giving effect to Section 2.15(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.16        Evidence of Debt.

(a)                     Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon written notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, respectively, payable to the order of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b)                     The Register maintained by the Administrative Agent pursuant to Section 9.10(c) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c)                     Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.16(b), and by each Lender Party in its account or accounts pursuant to Section 2.16(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the Obligations of the Borrower under this Agreement.

SECTION 2.17        Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender is a Defaulting Lender hereunder or becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)                     the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.10;

(b)                     such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                     in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                     such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18        Incremental Facilities. The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent, (i) increase the aggregate Revolving Credit Commitments (but not the Letter of Credit Facility or Swing Line Facility) and/or add one or more new tranches of revolving credit commitments (each such increase, an “Incremental Revolving Increase”) and/or (ii) add one or more tranches of term loans (each an “Incremental Term Facility”; each Incremental Term Facility and each Incremental Revolving Increase are collectively referred to as “Incremental Facilities”) by a maximum aggregate amount of up to (x) $200,000,000 plus (y) such additional amount that would not cause the Consolidated Senior Secured Leverage Ratio to exceed 2.75 to 1.00 on a pro forma basis after given effect to such Incremental Facilities (treating any such Incremental Revolving Increase as fully drawn for such purpose) for all such Incremental Facilities established after the Effective Date (which amount under this clause (y) shall be deemed incurred, and the Consolidated Senior Secured Leverage Ratio calculated as aforesaid, prior to giving effect to any substantially concurrent incurrence of Incremental Facilities under the preceding clause (x)), with such Incremental Facilities provided by any existing Lender or any other Person selected by the Borrower and acceptable to the Administrative Agent and (in the case of any Incremental Revolving Increase) the Issuing Bank; provided that:

(A)       each Incremental Facility shall be in a minimum principal amount of $25,000,000;

(B)       no Default or Event of Default shall exist and be continuing after giving effect to any such Incremental Facility;

(C)       no existing Lender shall be under any obligation to increase its Revolving Credit Commitment or participate in any Incremental Facility and any such decision whether to increase its Revolving Credit Commitment or participate in any Incremental Facility shall be in such Lender’s sole and absolute discretion;

(D)       (1) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (2) any existing Lender electing to increase its Revolving Credit Commitment and/or participate in any Incremental Facility shall have executed a commitment agreement satisfactory to the Administrative Agent;

(E)       as a condition precedent to any such Incremental Facility, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such Incremental Facility signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Facility, and (2) in the case of the Borrower, (y) certifying that, before and after giving effect to such Incremental Facility, (i) the representations and warranties contained in each Loan Document are true and correct in all material respects (or in all respects, in the case of any such representation or warranty that is qualified by materiality or Material Adverse Effect) on and as of the date of such Incremental Facility, as though made on and as of such date, other than any such representations or warranties that, by their express terms, refer to a specific date other than the date of such Incremental Facility, in which case as of such specific date, and (ii) no Default or Event of Default exists and (z) including a pro forma compliance certificate demonstrating that the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 5.04 after giving pro forma effect to the incurrence of any loans under the Incremental Facility made on the date thereof (and treating any such Incremental Revolving Increase as fully drawn for such purpose);

(F)       the Borrower shall deliver to the Administrative Agent such other documents and certificates it may reasonably request relating to the necessary authority for such Incremental Facility and the validity of such Incremental Facility, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(G)       in the case of an Incremental Revolving Increase:

(i)       the terms and conditions of any increase to the aggregate Revolving Credit Commitments (including interest rate, interest rate margins, fees (other than arrangement, structuring, underwriting and similar fees not paid generally to all Lenders under such Incremental Revolving Increase), prepayment terms and final maturity) shall be the same as the terms applicable to the Revolving Credit Commitments hereunder;

(ii)       Schedule 2.01 shall be deemed revised to include any increase in the Revolving Credit Commitments or establishment of a new tranche of revolving credit commitments pursuant to this Section 2.18 and to include thereon any Person that becomes a Lender with a commitment in respect thereof pursuant to this Section 2.18 (and such Lender shall provide an Administrative Questionnaire to the Administrative Agent); and

(iii)       upon the increase of any Revolving Credit Commitments pursuant to this Section 2.18, (A) the Borrower shall prepay any Revolving Credit Advances under the applicable Facility owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 2.10), the Lenders with Revolving Credit Commitments shall make Revolving Credit Advances and/or assignments, and/or the Administrative Agent shall make such adjustments to the Register, and (B) the participation interests in Letters of Credit and Swing Line Advances shall automatically be reallocated, in each case to the extent necessary to keep the outstanding Revolving Credit Advances and participation interests in Letters of Credit and Swing Line Advances under such Facility ratable with any revised Revolving Credit Commitments arising from any nonratable increase in the Revolving Credit Commitments under a Facility pursuant to this Section; and

(H)       in the case of an Incremental Term Facility;

(i)       the interest rate, interest rate floors, interest rate margins, fees, discount, prepayment premiums, mandatory prepayments, amortization and final maturity date for such Incremental Term Facility shall be as agreed by the Borrower and the Lenders providing such Incremental Term Facility; provided that:

(1)                the final maturity of such Incremental Term Facility shall not be earlier than the later of (x) the Termination Date with respect to Revolving Credit Facility and (y) the final maturity of any other Incremental Term Facility;

(2)                the weighted average life to maturity of such Incremental Term Facility shall not be less than the remaining weighted average life to maturity of any other Incremental Term Facility (in each case, as determined by the Administrative Agent in accordance with customary financial practice); and

(3)                unless approved by the Administrative Agent, such Incremental Term Facility is on terms and conditions that are not materially more restrictive than the terms and conditions applicable to the Revolving Credit Commitments and any other Incremental Term Facility hereunder;

(ii)       the proceeds of such Incremental Term Facility shall be used for the purposes described in the definitive documentation for such Incremental Term Facility;

(iii)       Schedule 2.01 shall be deemed revised to add the commitments and commitment percentages of the Lenders providing the Incremental Term Facility; and

(iv)       such Incremental Term Facility shall share ratably in any prepayments of any other Incremental Term Facilities pursuant to this Agreement (or otherwise provide for more favorable prepayment treatment for the then outstanding other Incremental Term Facilities) and shall have ratable voting rights with the other Incremental Term Facilities (or otherwise provide for more favorable voting rights for the then outstanding other Incremental Term Facilities).

The Incremental Facility commitments and credit extensions thereunder shall constitute commitments and credit extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Collateral Documents and any guarantees provided with respect to the Obligations. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish the Incremental Facilities on terms consistent with and/or to effect the provisions of this Section 2.18 (including by adding provisions related to voluntary and mandatory prepayments of term loans under any Incremental Term Facility as deemed appropriate by the parties to any such amendments; to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents; to include appropriately the Lenders holding the Incremental Facilities in any determination of the Required Lenders; and to modify any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments the amendments enumerated in this paragraph; and any other terms customary for credit agreements that include a term loan facility in the judgment of the Administrative Agent and the Borrower) and such technical or conforming amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Incremental Facilities, in each case on terms consistent with this Section 2.18. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility. This Section 2.18 shall supersede any provisions in Section 2.13 or 9.02 to the contrary.

SECTION 2.19        Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 9.02 hereof), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(a)       adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)       CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”). If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in clauses (a) or (b) of this Section 2.19 have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.19 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents. In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective. For purposes of this Section 2.19, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Advances in Dollars shall be excluded from any determination of Required Lenders.

SECTION 2.20        Swing Line Advances.

(a)       The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Bank, in reliance upon the agreements of the other Lenders set forth in this Section, may in its sole discretion make Swing Line Advances to the Borrower. Each such Swing Line Advance may be made, subject to the terms and conditions set forth herein, to the Borrower, in Dollars, from time to time on any Business Day prior to the Termination Date for the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Commitment, notwithstanding the fact that such Swing Line Advances, when aggregated with the Pro Rata Share of the outstanding amount of Revolving Credit Advances and L/C Obligations of the Lender acting as Swing Line Bank, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, that (i) after giving effect to any Swing Line Advance, (A) after giving effect to any amount requested, the outstanding amount of Revolving Credit Advances, Swing Line Advances and L/C Obligations shall not exceed the Revolving Credit Facility, and (B) the Revolving Credit Advances and participation interests in Swing Line Advances and L/C Obligations of any Lender at such time shall not exceed such Lender’s Revolving Credit Commitment, (ii) the Borrower shall not use the proceeds of any Swing Line Borrowing to refinance any outstanding Swing Line Advance, and (iii) the Swing Line Bank shall not be under any obligation to make any Swing Line Advance if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Extension of Credit may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section, prepay under Section 2.06, and reborrow under this Section. Each Swing Line Advance shall bear interest only at a rate based on the Base Rate plus the Applicable Percentage. Immediately upon the making of a Swing Line Advance, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance in an amount equal to the product of such Revolving Lender’s Pro Rata Share in respect of the Revolving Credit Facility times the amount of such Swing Line Advance.

(b)       Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Bank and the Administrative Agent, which may be given by telephone or Notice of Borrowing; provided, that any telephonic notice must be confirmed immediately by delivery to the Swing Line Bank and the Administrative Agent of a Notice of Borrowing. Each such Notice of Borrowing must be received by the Swing Line Bank and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested date of the Borrowing (which shall be a Business Day). Promptly after receipt by the Swing Line Bank of any Notice of Borrowing, the Swing Line Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Borrowing and, if not, the Swing Line Bank will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Bank has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Bank not to make such Swing Line Advance as a result of the limitations set forth in Section 2.20(a), or (B) that one or more of the applicable conditions specified in Article III is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Bank may make the amount of its Swing Line Advance available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Bank in immediately available funds.

(c)       Refinancing of Swing Line Advances.

(i)       The Swing Line Bank at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Bank to so request on its behalf), that each Revolving Lender make a Base Rate Advance in an amount equal to such Revolving Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Advances, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 3.02. The Swing Line Bank shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply cash collateral available with respect to the applicable Swing Line Advance) for the account of the Swing Line Bank at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.20(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Credit Advance that is a Base Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Bank.

(ii)       If for any reason any Swing Line Advance cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.20(c)(i), the request for a Base Rate Advance submitted by the Swing Line Bank as set forth herein shall be deemed to be a request by the Swing Line Bank that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Bank pursuant to Section 2.20(c)(i) shall be deemed payment in respect of such participation.

(iii)       If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.20(c) by the time specified in Section 2.20(c)(i), the Swing Line Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Bank in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Advance included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Advance, as the case may be. A certificate of the Swing Line Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.20(c)(iii) shall be conclusive absent manifest error.

(iv)       Each Revolving Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Advance pursuant to this Section 2.20(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each Revolving Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.20(c) is subject to the conditions set forth in Section 3.02 (other than delivery by the Borrower of a Notice of Borrowing). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the applicable Swing Line Advances, together with interest as provided herein.

(d)       Repayment of Participations.

(i)       At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Advance, if the Swing Line Bank receives any payment on account of such Swing Line Advance, the Swing Line Bank will distribute to such Revolving Lender its Pro Rata Share thereof in the same funds as those received by the Swing Line Bank.

(ii)       If any payment received by the Swing Line Bank in respect of principal or interest on any Swing Line Advance is required to be returned by the Swing Line Bank under any of the circumstances described in Section 9.07 (including pursuant to any settlement entered into by the Swing Line Bank in its discretion), each Revolving Lender shall pay to the Swing Line Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Bank. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)       Interest for Account of Swing Line Bank. The Swing Line Bank shall be responsible for invoicing the Borrower for interest on the Swing Line Advances. Until each Revolving Lender funds its Base Rate Advance or risk participation pursuant to this Section 2.20 to refinance such Lender’s Pro Rata Share of any Swing Line Advance, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Bank.

(f)       Payments Directly to Swing Line Bank. The Borrower shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Bank.

SECTION 2.21        Extension of Termination Date. The Borrower may, by notice to the Administrative Agent from time to time request an extension (each, an “Extension”) of the maturity date of any Commitments to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the Commitments that will be subject to the Extension (which shall be in minimum increments of $25,000,000 and a minimum amount of $200,000,000), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (iii) identify the Commitments to which such Extension relates. Each Lender shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower. If the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments subject to the Extension Offer as set forth in the Extension notice, then the Commitments of Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(a)                Conditions Precedent. The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article IV and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, (iii) the Issuing Bank and the Swing Line Bank shall have consented to any Extension of the Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swing Line Advances at any time during the extended period and (iv) the terms of such Extended Commitments shall comply with clause (c) of this Section 2.21.

(b)                Additional Commitment Lenders. The Borrower shall have the right to replace each Lender that determines not to so extend its Termination Date (a “Non-Extending Lender”) with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 9.10, effective as of the existing Termination Date; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the existing Termination Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to any other Commitment of such Lender hereunder on such date).

(c)                Extension Terms. The terms of each Extension shall be determined by the Administrative Agent, the Borrower and the applicable Extending Lenders and set forth in an amendment to this Agreement (an “Extension Amendment”); provided that (i) the final maturity date of any Extended Commitment shall be no earlier than the maturity date of the Commitments being extended, (ii) there shall be no scheduled amortization of the revolving loans or reductions of commitments under any Extended Commitments, (iii) the Extended Commitments will rank pari passu in right of payment and with respect to security with the existing Commitments and the borrower and guarantors of the Extended Commitments, shall be the same as the Borrower and Guarantors with respect to the existing Commitments, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Commitments shall be determined by the Borrower and the applicable Extending Lenders, (v) borrowing and prepayment of Extended Commitments, and participation in Letters of Credit and Swing Line Advances, shall be on a pro rata basis with the other Commitments (other than upon the maturity of the non-extended Commitments) and (vi) the terms of the Extended Commitments or shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(d)          Extension Effectiveness. In connection with any Extension, the Borrower, the Administrative Agent and each applicable Extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Commitments as a new tranche of Commitments and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of Commitments upon the expiration or termination of the commitments under any tranche), in each case on terms consistent with this Section 2.21. This Section 2.21 shall supersede any provisions in Section 2.13 or 9.17 to the contrary.

Article III

CONDITIONS OF LENDING AND ISSUANCES
OF LETTERS OF CREDIT

SECTION 3.01        Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligation of each Lender to make the Initial Extension of Credit is subject to the satisfaction of the following conditions precedent on and as of the first date (the “Effective Date”) on which such conditions precedent have been satisfied:

(a)             The Administrative Agent shall have received on or before the day of the Initial Extension of Credit, the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified):

(i)        A counterpart to this agreement duly executed by a Responsible Officer of each Loan Party.

(ii)       The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.

(iii)      The Security Agreement and the Pledge Agreement duly executed by each Loan Party, together with:

(A)              certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank,

(B)              proper financing statements in form appropriate for filing under the UCC of all jurisdictions (other than the State of Tennessee) that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens created under the Pledge Agreement, covering the Collateral described in the Pledge Agreement,

(C)           evidence of the completion of all other recordings and filings of or with respect to the Pledge Agreement (or, as the Administrative Agent may determine, delivery to the Administrative Agent of satisfactory documentation with respect thereto) that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereunder, and

(D)            evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens created under the Pledge Agreement has been taken.

(iv)     Certified copies of (A) the resolutions of the Board of Directors (or other governing body) of each Loan Party approving the Transaction and each Loan Document to which it is or is to be a party as in full force and effect on, and without amendment or modification as of, the Effective Date, and of all documents evidencing other necessary corporate action and governmental approvals and (B) other third party approvals and consents, if any, with respect to the Transaction and each Loan Document to which it is or is to be a party.

(v)      A copy of a certificate of the Secretary of State (or other appropriate officer) of the jurisdiction of incorporation or formation of each Loan Party, dated reasonably near the Effective Date, certifying (A) as to a true and correct copy of the charter or certificate of formation, and each amendment thereto, of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such Loan Party has paid all franchise taxes to the date of such certificate and (2) such Loan Party is duly incorporated or formed and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation or formation.

(vi)     A certificate of each Loan Party, signed on behalf of such Loan Party by a Responsible Officer and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the date of the Effective Date), certifying as to (A) the absence of any amendments to the charter or other organizational documents of such Loan Party since the date of the certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws, limited partnership agreement or limited liability operating agreement, as applicable, of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation or formation and good standing or valid existence of such Loan Party as a corporation, limited partnership or limited liability company, as the case may be, organized under the laws of the jurisdiction of its incorporation or formation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party and (D) the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(vii)    A certificate of a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects), (B) none of the Loan Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents, (C) after giving effect to the Transaction, no Default or Event of Default has occurred and is continuing, (D) since July 30, 2021, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect, and (E) each of the Loan Parties, as applicable, has satisfied each of the conditions set forth in Sections 3.01 and 3.02.

(viii)     A certificate in substantially the form of Exhibit E hereto from Borrower’s chief financial officer after giving pro forma effect to the Initial Extension of Credit, and the consummation of the other elements of the Transaction, attesting to the Solvency of the Loan Parties.

(ix)         Evidence of the Loan Parties’ insurance coverage reasonably satisfactory to the Administrative Agent, demonstrating that the Loan Parties’ existing insurance coverage remains in effect.

(x)           Copies of satisfactory audited and pro forma consolidated financial statements and forecasts for the Borrower and its Subsidiaries reasonably acceptable to the Administrative Agent.

(xi)         A favorable opinion Bass, Berry & Sims PLC, counsel for the Loan Parties addressed to the Administrative Agent and the Lenders with respect to the Loan Parties, the Loan Documents and such other matters as the Lenders shall reasonably request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(b)             The Administrative Agent and the Arrangers shall be satisfied that all existing Debt, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments, security interests and guaranties relating thereto terminated and that all Surviving Debt shall be in an amount and on terms and conditions satisfactory to the Administrative Agent and the Arrangers.

(c)             All material Governmental Authorizations and all shareholder, board of director, and material third party consents and approvals necessary in connection with the Transaction and the continued operation of the business of the Loan Parties, after giving effect to the Transaction shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect; all applicable waiting periods in connection with the Transaction shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lender Parties, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(d)            There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect, (ii) would reasonably be expected to restrain, prevent, or impose materially adverse conditions on the Transaction or any element thereof or (iii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.

(e)             Upon the reasonable request of any Lender made at least ten (10) Business Days prior to the Effective Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) Business Days prior to the Effective Date. At least five Business Days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to the Borrower.

(f)              There shall have been no Material Adverse Change since July 30, 2021.

(g)             The Administrative Agent shall have received a Notice of Borrowing relating to the Initial Extension of Credit in accordance with the terms hereof.

(h)             The Borrower shall have paid (i) all interest and fees accrued and unpaid under the Existing Credit Agreement and (ii) all accrued fees of the Agents, the Arrangers and the Lender Parties and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lender Parties (if any), including, without limitation, all amounts due and payable pursuant to the Fee Letters).

(i)              The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably request.

SECTION 3.02        Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than an L/C Borrowing made by the Issuing Bank or a Lender pursuant to Section 2.03 and a Swing Line Advance made by a Lender pursuant to Section 2.20) on the occasion of each Borrowing (including the Initial Extension of Credit), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal:

(a)             The following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Advance such statements are true):

(i)            the representations and warranties contained in each Loan Document are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality or Material Adverse Effect, such representation or warranty is true and correct in all respects) on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their express terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and

(ii)          no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom; and

(b)             The Administrative Agent shall have received the applicable notice as described in Section 3.02(a).

SECTION 3.03        Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

Article IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01        Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a)             Each Loan Party and each of its Subsidiaries (i) is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing (to the extent good standing is a concept recognized for a specific entity type in the applicable jurisdiction) under the laws of the jurisdiction of its incorporation or formation, as the case may be, (ii) is duly qualified and in good standing (to the extent good standing is a concept recognized for a specific entity type in the applicable jurisdiction) as a foreign corporation, limited partnership or limited liability company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (iv) has all Governmental Authorizations necessary to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where the failure to have such Governmental Authorization could not be reasonably likely to have a Material Adverse Effect.

(b)             Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the Effective Date (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or limited partnership interest (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the Effective Date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares, units or partnership interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Effective Date. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and except as indicated on Schedule 4.01(b) hereto, are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Loan Documents.

(c)             The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, certificate of formation, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any current law, rule, regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

(d)             No Governmental Authorization, and no notice to or filing with any Governmental Authority or any other third party, is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e)             This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability of the rights of creditors generally.

(f)              There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.

(g)             The consolidated balance sheets of the Borrower and its Subsidiaries as at July 30, 2021, and the related consolidated statements of income and consolidated statement of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Deloitte & Touche LLP, independent registered public accountants, and the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at April 29, 2022, and the related unaudited consolidated statements of income and consolidated statement of cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis, and since July 30, 2021, there has been no event, development or occurrence that could have a Material Adverse Effect.

(h)            The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at April 29, 2022, the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the four-quarter period then ended, in each case certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such dates, in each case giving effect to the Transaction, all in accordance with GAAP.

(i)             The consolidated forecasted balance sheet, statement of income and statement of cashflows of the Borrower and its Subsidiaries, delivered to the Lender Parties pursuant to Sections 3.01(a)(x) or 5.03, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable best estimate of its future financial performance, based upon the assumptions set forth in such forecast.

(j)              No information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(k)             The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l)              Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(m)            Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could be reasonably likely to have a Material Adverse Effect.

(n)            The provisions of the Collateral Documents executed by the Loan Parties are effective to create, in favor of the Lenders, legal, valid and enforceable security interests in all right, title and interest of the Loan Parties in any and all of the collateral described therein, securing the Notes and all other Obligations from time to time outstanding under the Loan Documents. Each of such Collateral Documents (but in the case of the Pledge Agreement, upon the taking of possession of the Collateral as provided in the Pledge Agreement) creates a fully perfected security interest in all right, title and interest of the Loan Parties in such collateral, superior in right to any liens, existing or future, which the Loan Parties or any creditors of or purchasers from, or any other Person, may have against such collateral or interests therein. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(o)            Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(p)              (i)        Set forth on Schedule 4.01(p) hereto is a complete and accurate list of all Plans and Multiemployer Plans.

(ii)        No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(iii)        Schedule B (Actuarial Information), if applicable, to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv)      Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v)       Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(vi)      With respect to each employee benefit arrangement mandated by non-U.S. law (a “Foreign Benefit Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(A)           Any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

(B)            The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

(C)           Each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(vii)     The Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances, the Letters of Credit or the Commitments.

(q)            (i)         The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all material past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that would be reasonably expected to have a Material Adverse Effect or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii)         None of the properties currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of the Loan Parties, is adjacent to any such property; except for the properties that are listed in Schedule 4.01(q), there are no and, to the knowledge of the Loan Parties, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries in a form or condition which violates, or gives rise to liability under, Environmental Laws; and Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries, in each case, the release, discharge or disposal of which would be reasonably expected to have a Material Adverse Effect.

(iii)        Except as otherwise set forth on Schedule 4.01(q) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of any Loan Party, formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

(r)               (i)          Except as disclosed on Schedule 4.01(r), neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than a tax sharing agreement approved by the Required Lenders.

(ii)          Each Loan Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Loan Party). Such returns accurately reflect in all material respects all liability for taxes of any Loan Party or any Subsidiary thereof for the periods covered thereby. Each Loan Party and each Subsidiary thereof may be subject to audits and examinations by federal, state and local Governmental Authorities from time to time in the ordinary course of business; provided, however, there is no material ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of any Loan Party or any Subsidiary thereof. No Governmental Authority has asserted any Lien or other claim against any Loan Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (A) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Loan Party and (B) Liens permitted pursuant to Section 5.02(a)). The charges, accruals and reserves on the books of each Loan Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of any Loan Party or any Subsidiary thereof are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

(iii)        Set forth on Schedule 4.01(r) hereto is a complete and accurate list, as of the Effective Date, of each taxable year of each Loan Party and each of its Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”).

(s)             The representations and warranties contained in the other Loan Documents are true and correct in all material respects.

(t)              Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries (“Owned Real Property”), showing as of the Effective Date the street address, county or other relevant jurisdiction, state and record owner. Each Loan Party or such Subsidiary has good and marketable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens and those created by the Loan Documents.

(u)             Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Leased Real Properties under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, names of the lessor and lessee, expiration date and annual rental cost thereof.

(v)             Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all patents, trademarks, registered trade names, service marks and registered copyrights, and all applications therefor and licenses thereof of each Loan Party or any of its Subsidiaries, showing, as of the Effective Date, (i) in the case of registrations, the jurisdiction in which it is registered, the registration number, the date of registration and, other than for copyrights, the expiration date; and (ii) in the case of pending applications, the jurisdiction in which such applications are filed, the application number and the date of filing.

(w)            Each Loan Party and Subsidiary is in compliance with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(x)              None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(y)             The Loan Parties and their Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 (to the extent applicable), and other similar applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(z)              Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that the Loan Parties consider reasonably necessary for the operation of their respective businesses as presently conducted, without any infringement upon the rights of any other Person that could have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person in any manner that could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(aa)            No Loan Party or any Subsidiary thereof is party to any collective bargaining agreement or has any labor union been recognized as the representative of its employees except as set forth on Schedule 4.01(aa). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(bb)           The Obligations of each Loan Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents (i) ranks and shall continue to rank at least senior in priority of payment to all subordinated Debt of each such Person and pari passu in priority of payment with all senior unsecured Debt of each such Person and (ii) is designated as “Senior Debt” under all instruments and documents, now or in the future, relating to all subordinated Debt and all senior unsecured Debt of such Person.

(cc)           As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(dd)           No Loan Party is an Affected Financial Institution.

Article V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01        Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a)              Compliance with Laws, Etc. Comply with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b)              Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all federal and other material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that no Loan Party shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable.

(c)              Compliance with Environmental Laws. Except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect, comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that no Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d)             Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (including business interruption and hazards) with responsible and reputable insurance companies or associations and such insurance shall be maintained in such amounts (with such deductibles and self insured retentions) and covering such risks as is usually carried by companies of similar size, engaged in similar businesses and owning similar properties in the same general areas in which any Loan Party or any of its Subsidiaries operates.

(e)              Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Loan Parties and their respective Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d); provided, further, that none of the Loan Parties or their respective Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the board of directors of the Borrower or such Subsidiary or equivalent governing body shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Loan Party or such Subsidiary, as the case may be, and that the loss thereof does not have a Material Adverse Effect.

(f)              Visitation Rights. At any reasonable time and from time to time upon reasonable prior notice (or, if an Event of Default exists, at any time and from time to time during normal business hours and without prior notice), permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Loan Parties and any of their Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and (in the case of discussions with any of the Agents or any agents or representatives thereof) with their independent certified public accountants; provided that in the case of discussions with or examination or visits by any of the Agents (or any agents or representatives of the Agents), such discussions, examination or visits shall be at the expense of the Borrower.

(g)              Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of each Loan Party in accordance with GAAP.

(h)             Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and except for such failure to so maintain which would not reasonably be expected to have a Material Adverse Effect.

(i)              Covenant to Guarantee Obligations and Give Security.

(i)         Upon (x) the formation or acquisition of any new direct or indirect Material Subsidiaries by any Loan Party (including by division of any existing limited liability company pursuant to a “plan of division” under the Delaware Limited Liability Company Act) or (y) after any Person becomes a Material Subsidiary, then in each case at the Borrower’s expense:

(A)        to the extent such Material Subsidiary that is not (x) a CFC or (y) a Subsidiary that is held directly or indirectly by a CFC, within 10 days thereafter (or such later date as the Collateral Agent may agree in its sole discretion), cause each such Material Subsidiary, and cause each direct and indirect parent of such Material Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or Guaranty Supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents,

(B)              within 30 days thereafter (or such later date as the Collateral Agent may agree in its sole discretion), take, and cause each such Material Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, whatever action (including, without limitation, the filing of UCC financing statements) may reasonably be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, pledge agreement supplements, security agreements and pledge agreements delivered pursuant to the Loan Documents, enforceable against all third parties in accordance with their terms,

(C)              within 60 days thereafter (or such later date as the Collateral Agent may agree in its sole discretion) with respect to any such Material Subsidiary that is a “significant subsidiary” as defined by Regulation S-X promulgated by the Securities and Exchange Commission, deliver to the Collateral Agent, upon the reasonable request of the Collateral Agent, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to (1) the matters contained in this Section 5.01(i), (2) such guaranties, Guaranty Supplements, pledges, assignments, pledge agreement supplements, security agreements and other pledge agreements being legal, valid and binding obligations of each Loan Party that is a party thereto enforceable in accordance with their terms, as to the matters contained in this Section 5.01(i), (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties and (4) such other matters as the Collateral Agent may reasonably request, and

(D)              at any time and from time to time, promptly execute and deliver, and cause each such Material Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC), to execute and deliver, any and all further instruments and documents and take, and cause each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, all such other action as the Collateral Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens created or purported to be created under the Loan Documents.

(ii)       Upon the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party, then in each case at the Borrower’s expense, within 30 days thereafter (or such later date as the Collateral Agent may agree in its sole discretion), duly execute and deliver and cause such Subsidiary (to the extent that it is a Material Subsidiary) and each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Agent pledges, assignments, pledge agreement supplements, security agreements and other pledge agreements as specified by, and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all of the Obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents; provided that (A) the Equity Interests in any Subsidiary held by a CFC shall not be required to be pledged and (B) if such new Equity Interests are Equity Interests in a CFC, only 66% of the voting Equity Interests and 100% of the non-voting Equity Interests of such CFC shall be pledged in favor of the Secured Parties.

(j)              Further Assurances. Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, take and cause each Subsidiary to take the following actions:

(i)            correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof,

(ii)          cause all property of each Loan Party (other than Excluded Property) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent to secure the Secured Obligations pursuant to the Collateral Documents (subject to the Liens created or permitted by the Loan Documents) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, organizational documents and resolutions all in form, content and scope reasonably satisfactory to the Administrative Agent; and

(iii)        execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, reasonably determines is necessary from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party.

(k)             Preparation of Environmental Reports. At the request of the Administrative Agent or the Collateral Agent after the occurrence or discovery of an event, condition or circumstance reasonably likely to give rise to an Environmental Action that would be reasonably likely (whether individually or in the aggregate) to have a Material Adverse Effect, provide to the Lender Parties within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties affected by the event, condition or circumstance in question, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property affected by the event, condition or circumstance in question to grant at the time of such request to the Agents, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto any of their respective properties affected by the event, condition or circumstance in question to undertake such an assessment.

(l)              Compliance with Terms of Leaseholds. Take and cause each Subsidiary to take the following actions: make all payments and otherwise perform all obligations in respect of all leases of real property to which the any of the Loan Parties or their respective Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(m)            Performance of Material Contracts. Take and cause each Subsidiary to take the following actions: perform and observe all the terms and provisions of each Material Contract to which any of the Loan Parties or their respective Subsidiaries is a party, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(n)             Use of Proceeds. Use the proceeds of each of the Advances and Letters of Credit solely for the purposes set forth in the Preliminary Statements hereof and Section 2.14.

(o)             Anti-Corruption Laws. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 (to the extent applicable) and other similar applicable anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

SECTION 5.02        Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party and its Subsidiaries will not, at any time:

(a)             Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the UCC of any jurisdiction, a financing statement that names any Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)            Liens created under the Loan Documents;

(ii)          Permitted Liens;

(iii)        Liens existing on the Effective Date and described on Schedule 5.02(a) hereto;

(iv)        purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this Section 5.02(a)(iv) shall not exceed the amount permitted under Section 5.02(b)(vi) at any time outstanding;

(v)           Liens arising in connection with Capitalized Leases of the Borrower or any of its Subsidiaries permitted under Section 5.02(b)(vii); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi)         the replacement, extension or renewal of any Lien permitted by Section 5.02(a)(iii) upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby provided that such replacement, extension or renewal does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) the proceeds thereof;

(vii)       Liens securing any of the Debt described in Sections 5.02(b)(iii) and 5.02(b)(v); and

(viii)     other Liens securing Debt outstanding in an aggregate principal amount not to exceed, at the time of incurrence of any such Liens or Debt secured thereby (and measured after giving effect to the incurrence thereof), the greater of (x) $50,000,000 and (y) 15.0% of Consolidated EBITDA (as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.03(b) or 5.03(c)).

(b)             Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)            Debt under the Loan Documents;

(ii)          Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates or commodity pricing, in each case incurred in the ordinary course of business and consistent with prudent business practice,

(iii)        Debt owed to a Loan Party;

(iv)         Debt incurred by the Borrower (which may be guaranteed by the Guarantors) in connection with the issuance of unsecured senior notes (the “Permitted Senior Notes”); provided that (1) no Default or Event of Default shall have occurred and be continuing at the time of any such issuance or would be caused by such issuance, (2) the Consolidated Total Leverage Ratio shall not exceed 3.50 to 1.00 on a pro forma basis and the Borrower shall otherwise be in pro forma compliance with the financial covenants set forth in Section 5.04, in each case after giving effect to the incurrence of such Debt, and shall provide the Administrative Agent and Lenders with a pro forma compliance certificate evidencing such compliance at least 10 days (or such shorter period as may be agreed to by the Administrative Agent) in advance of any such Debt issuance, (3) such Debt shall rank no higher than pari passu with the Obligations, (4) the maturity of such Debt shall be at least six (6) months after the latest Termination Date and maturity of any other term loan or facility hereunder, (5) the terms of such Debt may not restrict, limit or otherwise encumber the ability of the Borrower or any Subsidiary to grant Liens in favor of the Administrative Agent or any Lender under this Agreement or any other Loan Document, and (6) such Debt shall otherwise be issued on terms and conditions reasonably satisfactory to the Administrative Agent.

(v)       in the case of any Subsidiary of the Borrower, (a) with respect to any Subsidiary of the Borrower that is a Loan Party, Debt owed to the Borrower or to any other Loan Party and (b) with respect to any Subsidiary of the Borrower that is not a Loan Party, Debt owed to any other Subsidiary of the Borrower that is not a Loan Party;

(vi)      so long as no Default has occurred and is continuing, Debt secured by Liens permitted by Section 5.02(a)(iv) in an aggregate principal amount not to exceed, at the time of incurrence of any such Debt (and measured after giving effect to the incurrence thereof), the greater of (x) $25,000,000 and (y) 10.0% of Consolidated EBITDA (as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.03(b) or 5.03(c)); provided that to the extent any Debt is created, incurred or assumed in compliance with this clause (B) while no Default has occurred and is continuing, such Debt shall continue to be permitted under this clause (B) in the event that a Default has occurred and is continuing;

(vii)      Capitalized Leases (other than those permitted by clause (x) below) in an aggregate principal amount not to exceed, at the time of incurrence of any such Capitalized Lease (and measured after giving effect to the incurrence thereof), the greater of (x) $25,000,000 and (y) 10.0% of Consolidated EBITDA (as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.03(b) or 5.03(c)), and in the case of Capitalized Leases to which any Subsidiary of a Loan Party is a party, Debt of the Loan Party of the type described in clause (j) of the definition of Debt guaranteeing the obligations of such Subsidiary under the Capitalized Leases permitted under this clause (vii);

(viii)     Debt of any Person that becomes a Subsidiary of the Borrower after the Effective Date in accordance with the terms of Section 5.02(f) which Debt is existing at the time such Person becomes a Subsidiary of the Borrower (and is not incurred in connection with or in contemplation of such Person becoming a Subsidiary of the Borrower), in an aggregate principal amount not to exceed, at the time of incurrence of any such Debt (and measured after giving effect to the incurrence thereof), the greater of (x) $25,000,000 and (y) 10.0% of Consolidated EBITDA (as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.03(b) or 5.03(c));

(ix)         so long as no Default has occurred and is continuing, other unsecured Debt of the Borrower in an aggregate principal amount not to exceed, at the time of incurrence of any such Debt (and measured after giving effect to the incurrence thereof), the greater of (x) $25,000,000 and (y) 10.0% of Consolidated EBITDA (as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.03(b) or 5.03(c)); provided that to the extent any Debt is created, incurred or assumed in compliance with this clause (ix) while no Default has occurred and is continuing, such Debt shall continue to be permitted under this clause (ix) in the event that a Default has occurred and is continuing;

(x)           the Surviving Debt set forth on Schedule 5.02(b), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt; provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents; provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;

(xi)       contingent obligations of the Loan Parties or any of their Subsidiaries in an aggregate principal amount not to exceed, at the time of incurrence of any such Debt (and measured after giving effect to the incurrence thereof), the greater of (x) $25,000,000 and (y) 10.0% of Consolidated EBITDA (as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.03(b) or 5.03(c)); provided that such contingent obligations are unsecured;

(xii)       endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(xiii)     Debt in respect of letters of credit in an aggregate principal amount not to exceed, at the time of incurrence of any such Debt (and measured after giving effect to the incurrence thereof), the greater of (x) $50,000,000 and (y) 15.0% of Consolidated EBITDA (as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.03(b) or 5.03(c));

(xiv)     Debt in respect of indemnification obligations in connection with bonds and letters of credit related to self insurance and insurance programs and policies of the Loan Parties and their respective Subsidiaries;

(xv)       obligations in respect of the Borrower’s Non-Qualified Deferred Compensation Plan to the extent of assets of such plan are on the Borrower’s balance sheet;

(xvi)     Guarantee obligations of the Guarantors in respect of Debt of the Borrower permitted pursuant to Section 5.02(b)(iv);

(xvii)   Permitted Convertible Indebtedness; provided, that (A) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis, (B) the Borrower shall deliver to the Administrative Agent a certificate from a Responsible Officer, in form and detail reasonably satisfactory to the Administrative Agent, confirming the foregoing and demonstrating that the Consolidated Total Leverage Ratio does not exceed 3.50 to 1.00 and the Borrower is in compliance with the other financial covenants set forth in Section 5.04, in each case after giving effect thereto on a pro forma basis, (C) such Debt is not at any time guaranteed by any Subsidiary that is not a Guarantor, (D) the terms thereof may not restrict, limit or otherwise encumber the ability of the Borrower or any Subsidiary to grant Liens in favor of the Administrative Agent or any Lender under this Agreement or any other Loan Document, and (E) no such Debt (other than the 2021 Convertible Notes, in the case of the maturity thereof) shall (x) have a scheduled maturity or require any regularly scheduled amortization payment to be made prior to the date that is 91 days after the Termination Date with respect to the Revolving Credit Facility or maturity of any other term loan or facility hereunder or (y) be subject to any mandatory redemption, mandatory repurchase or other mandatory prepayments of principal (including early conversion triggers) other than those that, in the Borrower’s good faith judgment, are customary for such Debt (it being understood that any mandatory redemption, mandatory repurchase or other mandatory prepayments contained in the 2021 Convertible Notes shall be deemed customary in the Borrower’s good faith judgment); and

(xviii) other Debt not contemplated by the above provisions; provided that (A) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto, (B) the Consolidated Total Leverage Ratio shall not exceed 3.00 to 1.00 on a pro forma basis after giving effect thereto, (C) the Consolidated Senior Secured Leverage Ratio shall not exceed 2.75 to 1.00 on a pro forma basis after giving effect thereto, (D) such Debt shall not have a maturity or be subject to any amortization payments or any mandatory prepayments or sinking fund payments, in each case prior to the date that is at least six (6) months after the latest Termination Date and maturity of any other term loan or facility hereunder, (E) such Debt shall rank no higher than pari passu with the Obligations, (F) the terms of such Debt may not restrict, limit or otherwise encumber the ability of the Borrower or any Subsidiary to grant Liens in favor of the Administrative Agent or any Lender under this Agreement or any other Loan Document and (G) such Debt is on terms and conditions that are not materially more restrictive than the terms and conditions of this Agreement and the other Loan Documents and shall otherwise be issued on terms and conditions reasonably satisfactory to the Administrative Agent.

(c)             Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the Effective Date.

(d)             Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it (including by division of any existing limited liability company pursuant to a “plan of division” under the Delaware Limited Liability Company Act), or permit any of its Subsidiaries to do so, except that:

(i)          any Subsidiary of the Borrower may merge into or consolidate with the Borrower or any other Subsidiary of the Borrower; provided that, in the case of any merger or consolidation with another Subsidiary, the Person formed by or surviving such merger or consolidation shall be a direct or indirect wholly owned Subsidiary of the Borrower; provided further that, in the case of any such merger or consolidation to which (A) the Borrower is a party, the Borrower shall be the surviving entity of such merger or consolidation, and (B) a Guarantor (but not the Borrower) is a party, the Person formed by or surviving such merger or consolidation shall be a Guarantor;

(ii)        in connection with any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower and the provisions of Section 5.01(i) shall have been complied with; and

(iii)       in connection with any sale or other disposition (which takes the form of merger rather than a sale of stock or assets) permitted under Section 5.02(e)(ii), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

provided, however, that in the case of any such merger pursuant to the preceding clauses (i), (ii) or (iii) to which the Borrower is a party, the Borrower is the surviving corporation.

(e)            Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of (including by any sale and leaseback transaction), or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of (including by (A) any sale and leaseback transaction or (B) an allocation of assets among newly divided limited liability companies pursuant to a “plan of division” under the Delaware Limited Liability Company Act), any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i)          sales of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire Inventory in the ordinary course of its business;

(ii)         the sale, liquidation, or other disposition of assets under the Company’s Non-Qualified Deferred Compensation Plan when made for the purpose of distribution to participants,

(iii)        in a transaction authorized by Section 5.02(d) (other than Section 5.02(d)(iii));

(iv)       sales, transfers or other dispositions of assets among the Borrower and Guarantors;

(v)        dispositions of surplus, damaged, obsolete or worn out property or property no longer used or useful in the business of the Borrower or its Subsidiaries, whether now owned or hereafter acquired;

(vi)       dispositions of accounts resulting from the compromise or settlement thereof in the ordinary course of business; and

(vii)      so long as no Event of Default shall have occurred and be continuing and the Borrower and its Subsidiaries shall be in pro forma compliance with Section 5.04 and shall receive at least 75% cash therefor, the Borrower and any Guarantor may sell, lease, transfer or otherwise dispose of assets (including real property) with an aggregate fair market value over the term hereof not to exceed, at the time of any such sale, lease, transfer or disposal (and measured after giving effect to thereto), the greater of (x) $350,000,000 and (y) 100.0% of Consolidated EBITDA (as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.03(b) or 5.03(c)).

For the avoidance of doubt, none of (w) the sale of any Permitted Convertible Indebtedness, (x) the sale of or entry into any Permitted Warrant Transaction, (y) the purchase of or entry into any Permitted Bond Hedge Transaction or (z) the performance by any Loan Party of its obligations under any Permitted Convertible Indebtedness, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction (including the settlement or termination of any Permitted Bond Hedge Transaction or Permitted Warrant Transaction) is prohibited by, or will constitute usage of any of the baskets in, this Section 5.02(e).

(f)            Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)          (A) equity Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the Effective Date and (B) additional equity Investments in Loan Parties;

(ii)        loans and advances to employees in the ordinary course of the business of the Loan Parties and their Subsidiaries as presently conducted in compliance with all applicable laws (including the Sarbanes-Oxley Act of 2002, as amended) an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(iii)        Investments by the Loan Parties and their Subsidiaries in Cash Equivalents;

(iv)       Investments existing on the Effective Date and described on Schedule 5.02(f) hereto;

(v)        Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(ii);

(vi)       Investments consisting of intercompany Debt permitted under Section 5.02(b);

(vii)       the purchase or other acquisition of all of the Equity Interests in any Person that, upon the consummation thereof, will be wholly owned directly by one or more Loan Parties (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by one or more Loan Parties of all or substantially all of the property and assets of any Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (vii), such purchase or other acquisition shall be at all times negotiated without the objection of the board of directors of the entity to be acquired; and provided further that:

(A)          the Loan Parties and any such newly created or acquired Subsidiary shall comply with the requirements of Section 5.01(i);

(B)           the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(C)           such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower, if the board of directors is otherwise approving such transaction, or, in each other case, by the chief executive or financial officer of the Borrower);

(D)          the total cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers of such Person or assets, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such Person or assets, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this clause (vii), shall not exceed $150,000,000; provided, that the Borrower and its Subsidiaries may make purchases or other acquisitions pursuant to this clause (vii) for total cash and noncash consideration in excess of $150,000,000 so long as immediately after giving effect to such purchase or other acquisition, the Consolidated Senior Secured Leverage Ratio shall be less than 2.75 to 1.00, such compliance to be determined on the basis of audited financial statements of such Person or assets as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby;

(E)            (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of audited financial statements of such Person or assets as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(F)            the Borrower shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(viii)     Investments by the Borrower and its Subsidiaries following the Effective Date not otherwise permitted under this Section 5.02(f) in an aggregate amount not to exceed, at the time of any such Investment (and measured after giving effect to thereto), the greater of (x) $25,000,000 and (y) 10.0% of Consolidated EBITDA (as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.03(b) or 5.03(c)); provided that immediately before and immediately after giving effect to any such Investment, no Default shall have occurred and be continuing;

(ix)        [reserved]; and

(x)         Investments that comprise the assets of the Non-Qualified Deferred Compensation Plan.

For the avoidance of doubt, none of (w) the sale of any Permitted Convertible Indebtedness, (x) the sale of or entry into any Permitted Warrant Transaction, (y) the purchase of or entry into any Permitted Bond Hedge Transaction or (z) the performance by any Loan Party of its obligations under any Permitted Convertible Indebtedness, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction (including the settlement or termination of any Permitted Bond Hedge Transaction or Permitted Warrant Transaction) is prohibited by, or will constitute usage of any of the baskets in, this Section 5.02(f).

(g)           Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or to issue or sell any Equity Interests therein, except that so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i)         the Borrower may (A) declare and pay dividends and distributions payable only in common stock of the Borrower and (B) purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights;

(ii)        any Subsidiary of the Borrower may declare and pay dividends to the Borrower and to any other Loan Party;

(iii)        so long as immediately after giving effect thereto, the Cash Availability equals or exceeds $100,000,000, the Borrower may declare and pay cash dividends to its stockholders and purchase, redeem, retire or otherwise acquire shares of its own outstanding capital stock (x) in an unlimited amount if at the time such dividend, purchase or redemption is made and after giving effect thereto, the Borrower’s Consolidated Senior Secured Leverage Ratio is 2.75 to 1.00 or less and (y) in an aggregate amount not to exceed $100,000,000 in any Fiscal Year if at the time such dividend, purchase or redemption is made and after giving effect thereto, the Borrower’s Consolidated Senior Secured Leverage Ratio is greater than 2.75 to 1.00; provided that, notwithstanding the foregoing clauses (x) and (y), so long as immediately after giving effect to the payment of any such dividends, Cash Availability equals or exceeds $100,000,000, the Borrower may declare and pay cash dividends to its stockholders in an aggregate amount not to exceed in any Fiscal Year the product of (i) the aggregate amount of dividends permitted hereunder that were declared by the Borrower in the fourth quarter of the immediately preceding Fiscal Year multiplied by (ii) four (4);

(iv)       the Borrower may issue (A) rights or options to acquire capital stock of the Borrower pursuant to employee stock purchase plans, director or employee option plans and other employee benefit plans and (B) common stock upon the exercise of options issued under, or pursuant to, employee stock purchase plans, director or employee option plans and other employee benefit plans; and

(v)         (A) Rocking Chair, Inc. may issue Preferred Interests to the other Loan Parties, (B) the Loan Parties may award to or repurchase from employees of the Loan Parties the Preferred Interests issued by Rocking Chair, Inc. and (C) Rocking Chair, Inc. may pay dividends on its Preferred Interests in an annual amount not to exceed $250,000.

Notwithstanding anything to the contrary in this Section 5.02(g), the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under (including any payments of interest), and conversion, exchange, exercise, repurchase, redemption, settlement or termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of the Borrower (or in a combination thereof) or, following a merger event or other change of the common stock of the Borrower, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing with respect to, any Permitted Convertible Indebtedness, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction, in each case, shall not be prohibited by, or constitute usage of any of the baskets in, this Section 5.02(g); provided that (1) any payment made in cash to holders of Permitted Convertible Indebtedness in excess of the original principal (or notional) amount thereof and interest thereon (other than payment of customary fees, costs and expenses associated therewith), and interest on such excess amount (except to the extent that a corresponding amount is received by the Borrower in cash (whether through a direct cash payment or a settlement in shares of stock that are promptly sold for cash) substantially contemporaneously from the other party to a Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness) and (2) any cash payment made in connection with the settlement of a Permitted Warrant Transaction to the extent the Borrower has the option of satisfying such payment obligation through the issuance of shares of common stock, may be made, in each case under the foregoing clauses (1) and (2), only if (x) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis, and (y) the Borrower shall deliver a certificate from a Responsible Officer in form and detail reasonably satisfactory to the Administrative Agent confirming the foregoing and demonstrating compliance with the financial covenants set forth in Section 5.04 after giving effect thereto on a pro forma basis.

(h)             Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation, certificate of formation, operating agreement, bylaws or other constitutive, other than amendments that could not be reasonably expected to have a Material Adverse Effect or adversely affect the interests of the Lender Parties.

(i)              Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices except as permitted by GAAP or (ii) its Fiscal Year; provided, upon 30 days’ prior notice to the Administrative Agent, the Borrower shall be permitted to change its Fiscal Year end from the Friday nearest July 31st in any calendar year to any other day nearest to July 31st in any calendar year.

(j)              Prepayments, Etc., of Debt. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Debt (other than Obligations), or make any payment in violation of any subordination terms of any Debt subordinated to the Obligations, except as permitted by the applicable subordination agreement or subordination terms with respect thereto, (ii) amend, modify or change in any manner any term or condition of any Debt subordinated to the Obligations except as permitted by the applicable subordination agreement or subordination terms with respect thereto; or (iii) amend or modify any documents or instruments governing any Debt other than the Loan Documents (including, without limitation, the Permitted Senior Notes), other than amendments that could not be reasonably expected to have a Material Adverse Effect or adversely affect in any material respect the interests of the Lender Parties. Notwithstanding the foregoing in this Section 5.02(j), the conversion, exchange, settlement and/or redemption of any Permitted Convertible Indebtedness, Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall not be prohibited by this Section 5.02(j); provided that (1) any payment made in cash to holders of Permitted Convertible Indebtedness in excess of the original principal (or notional) amount thereof and interest thereon (other than payment of customary fees, costs and expenses associated therewith), and interest on such excess amount (except to the extent that a corresponding amount is received by the Borrower in cash (whether through a direct cash payment or a settlement in shares of stock that are promptly sold for cash) substantially contemporaneously from the other party to a Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness) and (2) any cash payment made in connection with the settlement of a Permitted Warrant Transaction to the extent the Borrower has the option of satisfying such payment obligation through the issuance of shares of common stock, may be made, in each case under the foregoing clauses (1) and (2), only if (x) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis, and (y) the Borrower shall deliver a certificate from a Responsible Officer in form and detail reasonably satisfactory to the Administrative Agent confirming the foregoing and demonstrating compliance with the financial covenants set forth in Section 5.04 after giving effect thereto on a pro forma basis.

(k)             Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) pursuant to this Agreement and the other Loan Documents or (ii) any agreement or instrument evidencing (A) any Surviving Debt; (B) any Debt permitted by Section 5.02(b)(vi) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) the Permitted Senior Notes; provided that such Permitted Senior Notes may not restrict, limit or otherwise encumber the ability of the Borrower or any Subsidiary to incur Liens in favor of the Administrative Agent or any Lender under this Agreement or any other Loan Document and (D) any Capitalized Lease permitted by Section 5.02(b)(vii) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.

(l)               Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture with any Person other than a Loan Party or one of its Subsidiaries, or permit any of its Subsidiaries to do so with the exception of those partnerships or joint ventures existing on the date of this Agreement.

(m)             Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions with the exception of the Hedge Agreements permitted under Section 5.02(b)(ii) this Agreement.

(n)              Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Surviving Debt, in each case as in effect on the Effective Date, (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, and (iv) the Permitted Senior Notes.

(o)             Transactions with Affiliates. With the exception of inter-company transactions among the Loan Parties, conduct, and permit any of its Subsidiaries to conduct, any transaction with any of their Affiliates on terms that are either not fair and reasonable or less favorable to a Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(p)             Sanctions. Directly or indirectly, use any Extension of Credit or the proceeds of any Extension of Credit, or lend, contribute or otherwise make available such Extension of Credit or the proceeds of any Extension of Credit to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Bank, Swing Line Bank, or otherwise) of Sanctions.

(q)             Anti-Corruption. Directly or indirectly use any Extension of Credit or the proceeds of any Extension of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 (to the extent applicable) or other similar applicable anti-corruption legislation in other jurisdictions.

(r)              Use of Proceeds. Use the proceeds of any Advance or other Extension of Credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

SECTION 5.03        Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Agents and the Lender Parties:

(a)             Default Notice. As soon as possible and in any event within two Business Days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer of the Borrower setting forth details of such Default, or such event, development or occurrence, and the action that the Borrower has taken and proposes to take with respect thereto.

(b)             Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Administrative Agent of Deloitte & Touche LLP or such other independent registered public accountants of recognized standing acceptable to the Administrative Agent, together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default of a financial nature under Sections 5.02(a), 5.02(b), 5.02(f) or 5.04 has occurred and is continuing, or if, in the opinion of such accounting firm, a Default of a financial nature under Sections 5.02(a), 5.02(b), 5.02(f) or 5.04 has occurred and is continuing, a statement as to the nature thereof and (ii) a compliance certificate of the chief financial officer of the Borrower (A) setting forth in detail reasonably acceptable to the Administrative Agent the compliance with the negative covenants contained in Section 5.02 (including provisions with respect to dispositions and acquisitions of assets) and stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (B) that includes or to which is attached a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04; provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(c)             Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and consolidated statements of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and consolidated statements of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, together with a compliance certificate of said officer (A) setting forth in detail reasonably acceptable to the Administrative Agent the compliance with the negative covenants contained in Section 5.02 (including provisions with respect to dispositions and acquisitions of assets) and stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (B) that includes or to which is attached a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04; provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d)             Annual Forecasts. As soon as available and in any event no later than 90 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on an annual basis for the Fiscal Year following such Fiscal Year.

(e)              Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f). For purposes of this Section 5.03(e), any litigation, arbitration, or governmental investigation or proceeding which involves an uninsured damage claim of $2,000,000 or less need not be the subject of any such notice unless it is one of a series of claims arising out of the same set of facts or circumstances which, in the aggregate, exceed $10,000,000.

(f)            Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all annual reports on Form 10-K and quarterly reports on Form 10-Q, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange, in each case excluding the exhibits thereto unless requested by the Administrative Agent.

(g)           Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and in each case not otherwise required to be furnished to the Lender Parties pursuant to any other subsection of this Section 5.03.

(h)             ERISA.

(i)            ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii)          Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii)        Plan Annual Reports. Promptly upon the request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv)         Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in the preceding clauses (A) or (B); provided, however, that the notice under this Section 5.03(h)(iv) is required to be given only if the event or circumstance identified in such notice, when aggregated with any other events or circumstances required to be reported under this Section 5.03(h) could reasonably be expected to result in a Material Adverse Effect.

(i)             Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries under any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(j)             Insurance. As soon as available and in any event within 90 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as any Agent, or any Lender Party (through the Administrative Agent) may reasonably specify.

(k)            KYC Information. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

(l)               Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 5.03(b) or (c) or 5.03(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.04        Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a)              Consolidated Senior Secured Leverage Ratio. Maintain, as of the end of each Measurement Period, a Consolidated Senior Secured Leverage Ratio of not more than 3.00:1.00; and

(b)             Consolidated Interest Coverage Ratio. Maintain, as of the end of each Measurement Period, a Consolidated Interest Coverage Ratio of not less than 4.00:1.00.

Article VI

EVENTS OF DEFAULT

SECTION 6.01        Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)             (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

(b)             any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall have been incorrect in any material respect when made; or

(c)              the Borrower shall fail to perform any term, covenant or agreement contained in Sections 2.14, 5.01(e) or (i), 5.02, 5.03 or 5.04; or

(d)             any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e)              (i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $25,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, that this clause (i) shall not apply to any conversion or exchange of any Permitted Convertible Indebtedness or satisfaction of any condition giving rise to or permitting a conversion or exchange of any Permitted Convertible Indebtedness, in either case, into cash, Equity Interests of the Borrower (and nominal cash payments in respect of fractional shares) or any combination thereof in accordance with the express terms or conditions thereof, unless such conversion, satisfaction or payment results from a default thereunder, fundamental change or change of control (or equivalent term thereunder) or an event of the type that constitutes an Event of Default, or (ii) there occurs under any Permitted Bond Hedge Transactions or Permitted Warrant Transactions an Early Termination Date (as defined therein) resulting from any event of default thereunder as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined therein) and the termination value (determined on a net basis) owed by any Loan Party or Subsidiary as a result thereof, taken together, is greater than $25,000,000; or

(f)              any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(f); or

(g)             any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $25,000,000 or otherwise material to the Borrower and its Subsidiaries, taken as a whole, shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect provided, however, that any such judgment or court order shall not be an Event of Default under this Section 6.01(g) if and for so long as (i) the entire amount of such judgment or court order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof (subject to any applicable deductibles) and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of the amount of such judgment or order; or

(h)             any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)               any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(i) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j)               any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(i) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby (or any Loan Party shall so assert or shall take any action to discontinue or to assert the invalidity or unenforceability thereof), other than in respect of any item or items of Collateral the fair market value of which, either individually or in the aggregate, does not exceed $25,000,000; or

(k)              a Change of Control shall occur; or

(l)               any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $25,000,000; or

(m)             any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Loan Party or ERISA Affiliate has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000; or

(n)              any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $25,000,000;

then, and in any such event, the Administrative Agent (i) shall, at the written request of the Required Lenders, by notice to the Borrower, declare all or any portion of the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than L/C Borrowings by the Issuing Bank or a Lender pursuant to Section 2.03 and Swing Line Advances by the Swing Line Bank pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or any portion of the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all or such portion, as applicable, of the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than L/C Borrowings by the Issuing Bank or a Lender pursuant to Section 2.03) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02        Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s Office, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Borrower shall be obligated to pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s Office, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent or the Administrative Agent determines that any funds held in the L/C Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.

Article VII

THE AGENTS

SECTION 7.01        Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably designates and appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article VII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VII and Article IX (including Section 9.03, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 7.02        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03        Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)             shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)             shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)             shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and Section 6.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04        Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.06        Resignation of Administrative Agent.

(a)             The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 7.06(a). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 7.06(a)). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring Administrative Agent was acting as Administrative Agent, and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(b)            Any resignation or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Line Bank. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Bank, it shall retain all the rights of the Swing Line Bank provided for hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swing Line Advances pursuant to Section 2.20. Upon the appointment by the Borrower of a successor Issuing Bank or Swing Line Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Bank, as applicable, (ii) the retiring Issuing Bank and Swing Line Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 7.07        Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08        No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, bookrunners, arrangers, lead arrangers or co-arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

SECTION 7.09        Collateral and Guaranty Matters. Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion:

(a)             to release any Lien on any Collateral granted to or held by the Administrative Agent or the Collateral Agent, for the ratable benefit of the Secured Parties, under any Loan Document (i) upon the termination of the Revolving Credit Commitments and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.02;

(b)           to release any Guarantor from its Obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)            to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien permitted pursuant to Sections 5.02(a)(iv), (v) or (vi).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its Obligations under the Guaranty pursuant to this Section 7.09. In each case as specified in this Section 7.09, the Administrative Agent or the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its Obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 7.09. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction permitted pursuant to Section 5.02(e), the Liens created by any of the Collateral Documents on such property shall be automatically released without need for further action by any person.

SECTION 7.10        Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank who obtains the benefit of the provisions of Section 2.11(g), any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or (except as expressly set forth in clause (iii) of the second proviso in Section 9.02) to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements upon termination of the aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations and, for the avoidance of doubt, obligations arising under such Secured Cash Management Agreements and Secured Hedge Agreements).

SECTION 7.11        ERISA Matters .

(a)             Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 7.12        Recovery of Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any Issuing Bank (each a “Lender Recipient Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

Article VIII

GUARANTY

SECTION 8.01        Guaranty; Limitation of Liability.

(a)                     Each Guarantor jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Secured Obligations of each other Loan Party now or hereafter existing (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the Secured Obligations) whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including Post Petition Interest), premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (all of the foregoing being hereafter collectively referred to as the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)                     Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance (after taking into account the provisions of Section 8.01(c)).

(c)                     Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents. This Guaranty constitutes a guaranty of payment and performance when due and not merely a guaranty of collection, and each Guarantor specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Loan Party or any other Person before or as a condition to the obligations of such Guarantor hereunder.

SECTION 8.02        Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, any Secured Hedge Agreement or any Secured Cash Management Agreement and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)                     any lack of validity or enforceability of any Loan Document, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other agreement, document or instrument to which the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates is or may become a party;

(b)                     any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, any Secured Hedge Agreement or any Secured Cash Management Agreement or any other amendment or waiver of or any consent to departure from any Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)                     any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)                     any manner of application of Collateral or any other collateral, or proceeds thereof, to allow any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)                     any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)                      any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)                     the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)                     any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03        Waivers and Acknowledgments.

(a)                     Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)                     Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)                     Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)                     Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)                     Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f)                      Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04        Payments Free and Clear of Taxes, Etc. Any and all payments made by any Guarantor under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future Taxes and subject to the limitations set forth herein.

SECTION 8.05        Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date for all of the Facilities and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties, the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of the preceding clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations hereunder (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as provided in Section 9.10. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent.

SECTION 8.06        Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit, all Secured Cash Management Agreements and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date of all Facilities and (c) the latest date of expiration or termination of all Letters of Credit, all Secured Cash Management Agreements and all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date for all Facilities shall have occurred and (iv) all Letters of Credit, all Secured Cash Management Agreements and all Secured Hedge Agreements shall have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.07        Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit D hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference to “ this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.08        Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth below in this Section 8.08:

(a)                     Prohibited Payments, Etc. Except after the occurrence and during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)                     Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)                     Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)                     Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 8.09        Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guarantee or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 8.09 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations (other than contingent indemnification obligations) have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Article IX

MISCELLANEOUS

SECTION 9.01        Notices.

(a)                     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

If to the Borrower:	Cracker Barrel Old Country Store, Inc.
305 Hartman Drive
P.O. Box 787
Lebanon, Tennessee 37088-0787
Attention of: Craig Pommells
E-mail: craig.pommells@crackerbarrel.com
Website Address: www.crackerbarrel.com

With copies to:	Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attention of: Felix Dowsley
Telephone No.: (615) 742-6228
Telecopy No.: (615) 742-2728
E-mail: FDowsley@bassberry.com

If to Bank of America as

Administrative

Agent:

Requests for Extensions of Credit:
For operational notices (borrowings, payments, etc.):

Amreen Taher
Gateway Village-900 Building
900 W. Trade Street
Mail Code: NC1-026-06-04
Charlotte, NC 28255
Telephone: (980) 386-7637
Electronic Mail: amreen.taher@bofa.com

For all notices other than Request for Extensions of Credit:

Bank of America, N.A.
Street Address: 555 California Street, 6th Floor
Mail Code: CA5-705-06-35
San Francisco, CA 94104
Attention: Linda Mackey
Telephone: (415) 436-3102
Electronic Mail: linda.z.mackey@baml.com

If to any Lender:	To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b), shall be effective as provided in said Section 9.01(b).

(b)                     Electronic Communications. Notices and other communications to the Administrative Agent, the Lenders, the Swing Line Bank and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender, the Swing Line Bank or the Issuing Bank pursuant to Article II if such Lender, the Swing Line Bank or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Bank, the Issuing Bank or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                     Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Advances will be made and Letters of Credit requested.

(d)                     Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(e)                Platform.

(i)       Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Bank and the other Lenders by posting the Borrower Materials on the Platform.

(i)            The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f)                      Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

(g)                     Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Notice of Borrowing, Letter of Credit Applications, and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02        Amendments, Waivers and Consents. Subject to Section 2.19, no amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent on their behalf upon its receipt of the consent thereof) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VI) without the written consent of such Lender or extend or increase the amount of the aggregate Commitments under any Facility, or amend the pro rata treatment of any reduction of Commitments set forth in Section 2.05 or of the distribution of payments set forth in Section 2.11(g), without the written consent of each Lender directly affected thereby;

(b)                     postpone any date scheduled for any payment of principal or interest under Sections 2.04, 2.06(b) or 2.07, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document or extend the maximum duration of an Interest Period without the written consent of each Lender directly affected thereby;

(c)                     reduce the principal of, or the rate of interest specified herein on, any Advance or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the rate of Default Interest or the definition of “Default Interest” or to waive any obligation of the Borrower to pay Default Interest or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Advance or L/C Borrowing or to reduce any fee payable hereunder;

(d)                     change the order of application of any reduction in the Commitments or any prepayment of Advances between the Facilities from the application thereof set forth in the applicable provisions of Section 2.06(b), 2.11(g) or 2.13 respectively, in any manner that materially and adversely affects the Lenders under such Facilities without the written consent of each such Lender directly affected thereby, or change Section 2.11(a)(i) in a manner that would have the effect of altering the pro rata sharing of payments required thereunder without the written consent of each Lender adversely affected thereby;

(e)                     change any provision of this Section 9.02 without the written consent of each Lender, or change (i) the definition of (A) Required Lenders without the written consent of each Lender or (B) Secured Obligations, without the written consent of each Hedge Bank and each Cash Management Bank or (ii) any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)                      release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)                     release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of a material portion of the value of the Guaranties to the Lender Parties, without the written consent of each Lender; or

(h)                     subordinate any Lien securing the Secured Obligations to Liens securing any other Indebtedness, or subordinate the Secured Obligations in right of payment to any other Indebtedness, without the written consent of each Lender directly and adversely affected thereby, unless all directly and adversely affected Lenders are provided an opportunity to participate on a pro rata basis in such other Indebtedness; provided, that, this clause (h) shall not apply to the extent such subordination is permitted pursuant to Section 7.09 (in which case such subordination may be made by the Administrative Agent acting alone);

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks and the Swing Line Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Issuing Banks or the Swing Line Bank, as the case may be, under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by any Issuing Bank; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or obligations of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall (A) change Section 2.11(g) in a manner that would result in the Obligations then owing under Secured Hedge Agreements or Secured Cash Management Agreements being junior in right of payment under such Section to Obligations consisting of unpaid principal on the Advances, or (B) change the definition of “Secured Parties” to exclude any Hedge Banks or Cash Management Banks therefrom, in each case of clause (A) or (B) without the consent of each Hedge Bank or each Cash Management Bank (or a Lender that is an Affiliate of such Hedge Bank or Cash Management Bank) from which the Administrative Agent has received the notice described in the last paragraph of Section 2.11(g) and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto.

Notwithstanding anything to the contrary herein, (v) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower, the other Loan Parties and the relevant Lenders providing such additional credit facilities (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Advances and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 2.11(g) or Section 2.13 or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in this paragraph, (w) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (x) the Administrative Agent and the Borrower may make amendments contemplated by Section 2.19, (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and (z) if, following the Effective Date, the Administrative Agent and the Borrower shall have jointly identified an inconsistency, ambiguity, mistake, defect, obvious error or omission, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents.

Notwithstanding anything herein to the contrary, in order to implement any additional commitments with respect to any Incremental Facility in accordance with Section 2.18, this Agreement may be amended for such purpose (but solely to the extent necessary to implement such additional commitments in accordance with Section 2.18) by the Borrower, the other Loan Parties, the Administrative Agent and the relevant Lenders providing such Incremental Facility.

SECTION 9.03        Expenses; Indemnity.

(a)                     Costs and Expenses. The Loan Parties shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

(b)                     Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Actions), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless, each Indemnitee from, and shall pay or reimburse any such Indemnitee for, all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transaction), (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any Subsidiary thereof, or any Environmental Action related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Actions), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Advances, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party or any Subsidiary thereof against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                     Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 9.03(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank, the Swing Line Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank, the Swing Line Bank or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Bank or the Swing Line Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Bank or the Swing Line Bank in connection with such capacity. The obligations of the Lenders under this Section 9.03(c) are subject to the provisions of Section 2.02(d).

(d)                     Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages, as to which the Borrower and the Loan Parties do not waive any claims) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 9.03(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                     Payments. All amounts due under this Section 9.03 shall be payable promptly after demand therefor.

SECTION 9.04        Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, the Swing Line Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank, the Swing Line Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Bank or the Swing Line Bank, irrespective of whether or not such Lender, the Issuing Bank or the Swing Line Bank shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Bank or the Swing Line Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, the Swing Line Bank and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank, the Swing Line Bank and their respective Affiliates under this Section 9.04 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank, the Swing Line Bank or their respective Affiliates may have. Each Lender, the Issuing Bank and the Swing Line Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.05        Governing Law; Jurisdiction, Etc.

(a)                     Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, construed and enforced in accordance with, the law of the State of New York (including Sections 5.1401 and 5.1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof.

(b)                     Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)                     Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.05(b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                     Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 9.06        Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

SECTION 9.07        Reversal of Payments. To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 9.08        Injunctive Relief. The Borrower and each other Loan Party recognize that, in the event the Borrower or any other Loan Party fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower and each other Loan Party agree that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 9.09        Accounting Matters. If at any time any change in GAAP (other than a change from the retail inventory method to the weighted average cost method) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 9.10        Successors and Assigns; Participations.

(a)                     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.10(b), (ii) by way of participation in accordance with the provisions of Section 9.10(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.10(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.10(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                     Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Advances at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in Section 9.10(b)(i)(A), the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Revolving Credit Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Bank’s rights and obligations in respect of Swing Line Advances;

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.10(b)(i)(B) of this Section and, in addition:

(A)              the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)              the consents of the Issuing Banks and the Swing Line Bank (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Credit Facility.

(iv)         Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)         No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vii)      Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.10(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.12 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.10(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.10(d).

(c)                     Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of (and stated interest on) the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)                     Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Issuing Bank, Swing Line Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 9.02 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to Section 9.10(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.10(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                     Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.10(a) or (b) or Section 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.10 and 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12(e) as though it were a Lender.

(f)                      Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.11        Confidentiality. Each of the Administrative Agent, the Lenders, the Issuing Bank and the Swing Line Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, Participant or proposed Participant and (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.11 or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank, the Swing Line Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Issuing Bank or the Swing Line Bank on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary thereof after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

SECTION 9.12        Performance of Duties. Each of the Loan Party’s Obligations under this Agreement and each of the other Loan Documents shall be performed by such Loan Party at its sole cost and expense.

SECTION 9.13        All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or any Facility has not been terminated.

SECTION 9.14        Survival.

(a)                     All representations and warranties set forth in Article IV and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Effective Date (except those that are expressly made as of a specific date), shall survive the Effective Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)                     Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article IX and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 9.15        Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 9.16        Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.17        Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                     This Agreement, each other Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent, the Issuing Bank, the Swing Line Bank, and each Lender (collectively, each a “Credit Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, Issuing Bank nor Swing Line Bank is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, Issuing Bank and/or Swing Line Bank has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

(b)                     This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the Issuing Bank, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.18        Term of Agreement. This Agreement shall remain in effect from the Effective Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and all Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 9.19        USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act.

SECTION 9.20        Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Article V hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article V, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article V.

SECTION 9.21        Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 9.22        No Advisory or Fiduciary Responsibility.

(a)                In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)                Each Loan Party acknowledges and agrees that each Lender, each Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.  Each Lender, each Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.

SECTION 9.23        Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.24        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or Issuing Bank that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and

(b)                     the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.25        Acknowledgement Regarding Any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.26        Amendment and Restatement.

(a)                     This Agreement amends and restates in its entirety the Existing Credit Agreement. On the Effective Date, (i) the Existing Credit Agreement automatically shall be deemed amended and restated in its entirety by this Agreement, (ii) the Commitments, Advances and other Obligations under the Existing Credit Agreement and as defined therein automatically shall be amended and restated in their entireties by the Commitments, Advances and Obligations hereunder, (iii) all Letters of Credit (as defined in the Existing Credit Agreement) issued and outstanding under the Existing Credit Agreement shall be deemed Letters of Credit issued and outstanding under this Agreement and subject to the terms hereof, (iv) the Liens created under or in connection with the Existing Credit Agreement or any of the collateral documents executed in connection therewith shall remain in full force and effect (in the case of any such collateral document that is amended and restated pursuant to a Collateral Document on the date hereof, on the terms and conditions set forth in such Collateral Document) with respect to the Obligations and are hereby reaffirmed, and (v) any references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement, as it may be amended, restated, supplemented or modified from time to time in accordance with its terms. This Agreement and the other Loan Documents (as defined herein) are not a novation of the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) or the credit facilities, indebtedness and other obligations under the Existing Credit Agreement. It is the intent of the parties to amend and restate the Existing Credit Agreement, the other existing Loan Documents (as defined in the Existing Credit Agreement) and the credit facilities provided thereunder, without novation or interruption.

(b)                     On the Effective Date, (i) the risk participations of the Lenders hereunder in each outstanding Letter of Credit and each outstanding Swing Line Advance shall be automatically reallocated such that the risk participation of each Lender in each outstanding Letter of Credit and Swing Line Advance equals such Lender’s Pro Rata Share (based on such Lender’s and the other Lenders’ respective Revolving Credit Commitments in effect hereunder on the Effective Date) of each such Letter of Credit and Swing Line Advance, and (ii) each Lender with a Revolving Credit Commitment hereunder shall make and/or accept payment of Revolving Credit Advances, and the Administrative Agent shall (and is authorized to) make such transfers and prepayments of funds and reallocations as are necessary, in order that, after giving effect to the amendment and restatement of the Existing Credit Agreement by this Agreement, and such fundings, payments, transfers and reallocations, each Lender will hold its Pro Rata Share (based on such Lender’s and the other Lenders’ respective Revolving Credit Commitments in effect hereunder on the Effective Date) of the outstanding amount of all Revolving Credit Advances. Each Advance advanced hereunder on the date hereof (even if a portion of such Advance is deemed advanced by allowing some or all of the loans outstanding under the Existing Credit Agreement to remain outstanding as a portion of the Advances advanced hereunder on date hereof) shall be deemed made and borrowed on the date hereof for purposes of determining Interest Periods applicable to Term SOFR Advances, and each Lender that was a Lender under the Existing Credit Agreement immediately prior to effectiveness of this Agreement waives any right to payment under Section 2.10(g) of the Existing Credit Agreement as a result of the foregoing.

(c)                     From and after the Effective Date, (i) by execution of this Agreement, each Person identified as a “Lender” on each signature page that is not already a Lender under the Existing Credit Agreement hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such Person will be deemed to be a party to this Agreement and a “Lender” for all purposes of this Agreement and shall have all of the obligations of a Lender hereunder (notwithstanding that it was not a party to the Existing Credit Agreement prior to the date hereof), and (ii) each Person that was a Lender under the Existing Credit Agreement but does not execute this Agreement as a Lender will not be a party to this Agreement and will not be a “Lender” hereafter.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	CRACKER BARREL OLD COUNTRY STORE, INC.,
a Tennessee corporation

	By:	/s/ Richard Wolfson
		Name:	Richard Wolfson
		Title:	SVP, General Counsel and Corporate Secretary

GUARANTORS:	CBOCS SUPPLY, INC.,
a Tennessee corporation

	By:	/s/ Richard Wolfson
		Name:	Richard Wolfson
		Title:	Secretary

CBOCS WEST, INC.,
a Nevada corporation

	By:	/s/ Richard Wolfson
		Name:	Richard Wolfson
		Title:	Secretary

CB MUSIC LLC,
a Tennessee limited liability company

	By:	/s/ Richard Wolfson
		Name:	Richard Wolfson
		Title:	Secretary

CBOCS NY, LLC
a Tennessee limited liability company

	By:	/s/ Richard Wolfson
		Name:	Richard Wolfson
		Title:	Manager

[Signature Pages Continue]

CRACKER BARREL OLD COUNTRY STORE, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

CBOCS PENNSYLVANIA, LLC,
a Pennsylvania limited liability company

By:	/s/ Richard Wolfson
	Name:	Richard Wolfson
	Title:	Secretary

CBOCS DISTRIBUTION, INC.,
a Tennessee corporation

By:	/s/ Kara Jacobs
	Name:	Kara Jacobs
	Title:	Treasurer

ROCKING CHAIR, INC.,
a Nevada corporation

By:	/s/ Mindy Walser
	Name:	Mindy Walser
	Title:	President and Treasurer

CBOCS TEXAS, LLC,
a Tennessee limited liability company

By:	/s/ Kara Jacobs
	Name:	Kara Jacobs
	Title:	Manager

CBOCS PROPERTIES, INC.,
a Michigan corporation

By:	/s/ Richard Wolfson
	Name:	Richard Wolfson
	Title:	President

CRACKER BARREL OLD COUNTRY STORE, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE AGENT
AND COLLATERAL AGENT:	bank of america, n.a.,
as Administrative Agent and Collateral Agent

	By:	/s/ Linda Mackey
Name: Linda Mackey
Title: Vice President

CRACKER BARREL OLD COUNTRY STORE, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:
BANK OF AMERICA, N.A.,
as an Issuing Bank, Swing Line Bank and a Lender

	By:	/s/ Robert J. Beckley
Name: Robert J. Beckley
Title: Senior Vice President

CRACKER BARREL OLD COUNTRY STORE, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank and a Lender

By:	/s/ Denise Crouch
Name: Denise Crouch
Title: Vice President

CRACKER BARREL OLD COUNTRY STORE, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

TRUIST BANK, as a Lender

By:	/s/ Alysa Trakas
Name: Alysa Trakas
Title: Director

CRACKER BARREL OLD COUNTRY STORE, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

Coöperatieve Rabobank U.A., New York Branch, as a Lender

By:	/s/ Joseph Mayes
Name: Joseph Mayes
Title: Vice President

By:	/s/ Jennifer Smith
Name: Jennifer Smith
Title: Executive Director

CRACKER BARREL OLD COUNTRY STORE, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

REGIONS BANK, as a Lender

By:	/s/ Christopher J. Brearey
Name: Christopher J. Brearey
Title: Director

CRACKER BARREL OLD COUNTRY STORE, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sean P. Walters
Name: Sean P. Walters
Title: Senior Vice President

CRACKER BARREL OLD COUNTRY STORE, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Tracey Silverman
Name: Tracey Silverman
Title: Senior Vice President

CRACKER BARREL OLD COUNTRY STORE, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

FIRST HORIZON BANK, as a Lender

By:	/s/ Brian Reeves
Name: Brian Reeves
Title: Senior Vice President

CRACKER BARREL OLD COUNTRY STORE, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

PINNACLE BANK, as a Lender

By:	/s/ William H. Diehl
Name: William H. Diehl
Title: Senior Vice President

CRACKER BARREL OLD COUNTRY STORE, INC.

AMENDED AND RESTATED CREDIT AGREEMENT